UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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Concentrix Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
OF
CONCENTRIX CORPORATION

39899 Balentine Drive, Suite 235
Newark, California 94560

Date:	Record Date:	Time:	Attendance:
Monday, October 28, 2024	Friday, August 30, 2024	10:00 a.m. EDT	www.virtualshareholdermeeting.com/CNXC2024SM
Notice is hereby given that a Special Meeting (the “Special Meeting”) of Stockholders of Concentrix Corporation will be held in a virtual meeting format at www.virtualshareholdermeeting.com/CNXC2024SM, on Monday, October 28, 2024 at 10:00 a.m. Eastern Daylight Time.

Items of Business
1.Approval of a proposal to amend Article IX of our Amended and Restated Certificate of Incorporation (the “Charter”) to remove the 66-2/3% supermajority voting standard required to amend or repeal Articles V, VII, VIII, or IX of the Charter (the “Charter Amendment”).

2.Approval of a proposal to amend and restate the Concentrix Corporation 2020 Stock Incentive Plan (the “2020 Plan”) including to (i) increase the number of authorized shares thereunder by 3,000,000 shares and (ii) remove the evergreen provision, among other amendments (the “2020 Plan Proposal”).

3.Approval of a proposal for the adjournment of the Special Meeting to solicit additional proxies, if there are insufficient proxies at the Special Meeting to approve either of the foregoing proposals (the “Adjournment Proposal”).

The Proxy Statement following this Notice describes these matters in detail.
You may attend and vote at the Special Meeting if you were a Concentrix Corporation stockholder of record at the close of business on August 30, 2024, the record date for the Special Meeting. Your vote is important. Whether or not you plan to attend the Special Meeting, please vote your shares of Concentrix Corporation common stock promptly on the Internet, by toll-free telephone call or, if you have requested a paper copy of our proxy materials, by signing, dating, and returning the proxy card in the envelope provided. Voting your shares prior to the Special Meeting will not prevent you from changing your vote through the virtual meeting platform if you choose to attend the Special Meeting.

By order of the Board of Directors,

Jane C. Fogarty
Executive Vice President, Legal
Newark, California
September [ ], 2024

ANNEX A: CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION	A-1
ANNEX B: AMENDED AND RESTATED 2020 STOCK INCENTIVE PLAN	B-1

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Proxy Statement includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include, but are not limited to, statements regarding our expected future financial condition, growth, and results of operations, including revenue, operating income, and free cash flow, statements regarding our expected share reserve, equity grant practices, and capital return, including stock repurchases, and statements that include words such as believe, expect, may, will, provide, could, and should, and other similar expressions. These forward-looking statements are inherently uncertain and involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Risks and uncertainties include, among other things, the risk factors contained in our Annual Report on Form 10-K for the fiscal year ended November 30, 2023 filed with the Securities and Exchange Commission ("SEC”) and subsequent SEC filings. We do not undertake a duty to update forward-looking statements, which speak only as of the date on which they are made.

PROXY STATEMENT

OVERVIEW OF PROXY STATEMENT AND SPECIAL MEETING

The following summary highlights information contained elsewhere in this Proxy Statement to assist you in reviewing the matters to be considered at the Special Meeting. In this Proxy Statement, “we,” the “Company,” and “Concentrix” refer to Concentrix Corporation. The summary does not contain all of the information that you should consider, and you should carefully read the entire Proxy Statement, before voting. This Proxy Statement and a proxy card are first being sent to stockholders on or about September [ ], 2024.

Attending the Annual Meeting
Date and Time:	Record Date:
Monday, October 28, 2024	August 30, 2024
10:00 a.m. Eastern Daylight Time

Virtual Meeting Platform: www.virtualshareholdermeeting.com/CNXC2024SM

Voting at the Annual Meeting
Telephone:	Online:	Mail:	At the Meeting:
(800) 690-6903	www.proxyvote.com	Return proxy card	Through the virtual
24 hours a day	24 hours a day	in the postage-paid	meeting platform
7 days a week	7 days a week	envelope provided

Special Meeting Agenda
Proposal 1:	Proposal 2:	Proposal 3:
Charter Amendment (see page 8)	2020 Plan Proposal	Adjournment Proposal

After careful consideration, the Company’s Board of Directors (the “Board”) approved and recommends that the Company’s stockholders approve the amendment to Article IX of the Company’s Charter to remove the 66-2/3% supermajority voting standard required to amend or repeal Articles V, VII, VIII, or IX of the Charter.

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Currently, Article IX of the Charter requires the affirmative vote of at least 66-2/3% of the shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class (the “Charter Supermajority Voting Standards”) to amend the following provisions:
•Article V: the authority, number, election, vacancies, and removal of directors;
•Article VII: the manner in which special meetings of stockholders of the Company are called, the prohibition on stockholders taking action by written consent, and the manner that notice is provided with respect to stockholder proposals;
•Article VIII: liability and indemnification of directors and certain other parties; and
•Article IX: amendments of the Charter.

Absent action by our stockholders, the Charter Supermajority Voting Standards are scheduled to sunset following the completion of our 2026 Annual Meeting, pursuant to Article IX of the Charter. While the Board recognizes that supermajority voting standards can promote stability by restricting certain fundamental corporate governance changes from being made unless those actions enjoy broad support among the Company’s stockholders, the Board also recognizes that some stockholders do not support supermajority voting provisions. After consideration, the Board believes that removing these provisions would strengthen the Company’s commitment to corporate governance by enhancing stockholder participation rights, and is therefore taking early action to allow our stockholders to vote on the removal of the Charter Supermajority Voting Standards prior to the scheduled 2026 sunset.
Our Board recommends that you vote FOR the Charter Amendment.

Proposal 1:	Proposal 2:	Proposal 3:
Charter Amendment	2020 Plan Proposal (see page 9)	Adjournment Proposal

We are asking our stockholders to approve an amendment and restatement (the “Amended and Restated 2020 Plan”) of our existing Concentrix Corporation 2020 Stock Incentive Plan (the “2020 Plan”), which has been approved by our Board. The Amended and Restated 2020 Plan includes provisions, summarized below, that are designed to be aligned with the interests of our stockholders.
Key Terms of the Amended and Restated 2020 Plan
•Shares Requested. Authorization of 3,000,000 shares of Concentrix common stock, par value $0.0001 per share (“Common Stock”), plus shares of Common Stock remaining under the 2020 Plan as of the date of stockholder approval and certain shares of Common Stock underlying existing awards under the 2020 Plan that are subsequently forfeited, cancelled, expired or settled in cash.
•No Evergreen. The Amended and Restated 2020 Plan removes the evergreen provision, which provided for an annual replenishment of shares available for grant.
•One-Year Minimum Vesting Requirement. Subject to certain limited exceptions, the Amended and Restated 2020 Plan requires future equity awards to have minimum vesting periods of not less than one year from the date an award is granted.
•Double Trigger Change in Control Provisions. The Amended and Restated 2020 Plan incorporates the double-trigger change in control provisions of our equity award agreements, which provides for acceleration of equity awards if the awards are not assumed, converted, replaced, or continued by the continuing entity in the event of a change in control, or if the

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participant is terminated as a result of an involuntary termination within twenty-four (24) months following a change in control.
•Clawback Policy. Awards under the Amended and Restated 2020 Plan continue to be subject to recoupment under the Concentrix Corporation Clawback Policy, which is described in further detail on page 28, as well as any other recoupment arrangements or policies in effect at the time of grant.
•No Discounted Options or Stock Appreciation Rights. The Amended and Restated 2020 Plan continues to require that stock options and stock appreciation rights have an exercise price at or above the fair market value per share of our Common Stock on the date of grant.
•Prohibition on Repricing. Repricing of stock options and stock appreciation rights, including by substitution or replacement, continues to be prohibited absent stockholder approval.

•Director Compensation Limit. Equity awards to each non-employee director continue to be subject to an aggregate annual limit of $400,000 per 12-month period, excluding any awards granted to outside directors in lieu of a cash retainer.

Grant Practices and Equity-Based Compensation Philosophy
As detailed below, the Board believes that the effective and prudent use of equity-based compensation has been integral to the Company's success in the past and is essential to our ability to achieve continued strong performance in the future.
•Promote Long-Term Success and Drive Stockholder Value. The 2020 Plan was designed to attract and retain our key personnel and to encourage them to focus on critical long-range objectives, by linking them directly to stockholder interests through increased stock ownership.
•Support for Strategic Acquisitions. We have historically granted equity-based compensation to key personnel of acquired businesses, including PK and ServiceSource International in 2022 and Webhelp in 2023, to promote retention and align the interests of our management with stockholders.
•Anti-Dilutive Share Repurchases. We have a balanced capital return program that significantly offsets dilution from the 2020 Plan through share repurchases (approximately 2.6 million shares from September 2021 through May 2024).
•Reasonable Share Request. We believe that the proposed share request would be sufficient for equity compensation awards over the next two to three years, and that such request is reasonable and consistent with market practices.
•Impact of Insufficient Shares. If the Amended and Restated 2020 Plan is not approved by our stockholders, the current 2020 Plan will remain as-is, and we may have insufficient shares available to continue to make equity grants to our employees and directors under the 2020 Plan, which could impede our ability to attract and retain top talent.
Our Board recommends that you vote FOR the 2020 Plan Proposal.

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Proposal 1:	Proposal 2:	Proposal 3:
Charter Amendment	2020 Plan Proposal	Adjournment Proposal (see page 17)

In the event that the number of shares of Common Stock present in person or represented by proxy at the Special Meeting and voting “FOR” the adoption of Proposal 1 or Proposal 2 is insufficient to adopt Proposal 1 or Proposal 2, the Company may move to adjourn the Special Meeting in order to enable the Board to solicit additional proxies in favor of the adoption of Proposal 1 or Proposal 2. In that event, the Company may ask stockholders to vote only upon the adjournment proposal and not on any other proposal discussed in this proxy statement. If the adjournment is for more than thirty (30) days, notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting.
Our Board recommends that you vote FOR the Adjournment Proposal, if there are insufficient proxies at the Special Meeting to approve Proposal 1 or Proposal 2.

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IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE CONCENTRIX CORPORATION SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 28, 2024:

This Proxy Statement is being furnished to you in connection with the solicitation by the Company’s Board of Directors (the “Board”) of proxies to be used at a Special Meeting of Stockholders (the “Special Meeting”) and any adjournments or postponements thereof. As permitted by the rules of the Securities and Exchange Commission, we are furnishing our proxy materials to stockholders by providing access to the proxy materials on the Internet at www.proxyvote.com. We are mailing stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the proxy materials and how to vote by proxy online. Stockholders can request a printed copy of the proxy materials by following the instructions in the Notice.
ABOUT THE SPECIAL MEETING

What is in this Proxy Statement

This Proxy Statement describes the proposals on which you, as a stockholder, are entitled to vote at the Special Meeting. This Proxy Statement gives you information on the proposals, as well as other information about Concentrix, so that you can make an informed decision on whether or how to vote your shares.
Who May Attend and Vote at the Special Meeting

You may vote at the Special Meeting if you were a holder of shares of Concentrix Corporation common stock, par value $0.0001 per share (“Common Stock”), as of the close of business on August 30, 2024 (the “record date”). As of the record date, 64,960,823 shares of Common Stock were outstanding. Excluding 79,561 shares of restricted Common Stock that were issued in connection with our combination with the Webhelp business, for which holders have waived their right to vote on any matter submitted to the holders of Common Stock, 64,881,262 shares of Common Stock are eligible to vote at the Special Meeting. Each such share of Common Stock is entitled to one vote on each matter presented for action at the Special Meeting.
How to Attend the Special Meeting

Our Special Meeting will be held in a virtual format to provide a safe and convenient experience for our stockholders. The Special Meeting will be conducted via live webcast at 10:00 a.m. Eastern Daylight Time on Monday, October 28, 2024. Stockholders who held shares of Common Stock as of the record date for the Special Meeting can participate in the virtual Special Meeting and ask questions about matters that are relevant to the items of business on the agenda.
To attend, participate in, vote, and ask pertinent questions during the virtual Special Meeting, stockholders who held shares of Common Stock as of the close of business on the record date should visit www.virtualshareholdermeeting.com/CNXC2024SM and enter the unique 16-digit control number that was included on the notice of internet availability, proxy card, or the instructions that accompanied your proxy materials. You are welcome to log in as early as 15 minutes before the start time of the Special Meeting on October 28, 2024.
The virtual meeting platform is supported across internet browsers and devices (e.g., desktops, laptops, tablets, and cell phones). If you plan to attend the live webcast, we recommend a strong WiFi or internet connection for the best viewing experience. We encourage you to access the virtual meeting platform before the meeting begins to confirm your log-in credentials, familiarize yourself with the platform, and ensure that your streaming audio is working correctly. If you encounter any difficulties accessing the virtual Special Meeting during the check-in or meeting time, please call the technical

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support number that will be posted on the virtual meeting login page. Technical support will be available starting at 9:45 a.m. EDT on October 28, 2024.
How to Vote at the Special Meeting

The Board is asking for your proxy in advance of the Special Meeting. Giving your proxy means that you authorize the individuals designated as proxies to vote your shares of Common Stock at the Special Meeting in the manner you direct. You may give your proxy or otherwise vote your shares of Common Stock in one of several ways, depending on how you hold your shares.
Stockholders of Record. If your shares of Common Stock are registered directly in your name with the Company’s transfer agent on the record date, you are considered the “stockholder of record” of those shares and you may:

(
Vote your shares of Common Stock by proxy by calling (800) 690-6903, 24 hours a day, seven days a week until 11:59 p.m. Eastern Daylight Time on October 27, 2024. Please have your proxy card on hand when you call. The telephone voting system has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote.

OR
8
Vote your shares of Common Stock by proxy by visiting the website www.proxyvote.com, 24 hours a day, seven days a week until 11:59 p.m. Eastern Daylight Time on October 27, 2024. Please have your proxy card on hand when you access the website. The website has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote.

OR
+	If you have requested or received paper copies of our proxy materials by mail, vote your shares of Common Stock by proxy by signing, dating, and returning the proxy card prior to the Special Meeting in the postage-paid envelope provided. If you vote by telephone or over the Internet, you do not need to return your proxy card by mail.
OR
I	Vote your shares of Common Stock by attending the Special Meeting virtually and submitting your vote through the virtual meeting platform at www.virtualshareholdermeeting.com/CNXC2024SM.
For information about shares of Common Stock registered in your name, call Computershare toll free at (877) 373-6374 or access your account via the Internet at www.computershare.com/investor.
Beneficial Owners. If you hold your shares of Common Stock in a brokerage account or through a bank or other nominee, your broker, bank, or other nominee is considered the “stockholder of record” and you are considered the “beneficial owner” of the shares. In this case, your broker, bank, or other nominee is responsible for providing you with instructions on how to vote. If you are a beneficial owner and want to vote your shares of Common Stock at the virtual Special Meeting, you will need the unique 16-digit control number that appears on the instructions that accompanied the notice of internet availability or the proxy materials that you received.
Each of the proposals, the Charter Amendment (Proposal 1), the 2020 Plan Proposal (Proposal 2), and the Adjournment Proposal (Proposal 3) to be considered at this Special Meeting are considered “non-routine” matters. Therefore, if you are a beneficial owner and you do not instruct your broker, bank, or other nominee on how to vote your shares of Common Stock, it will not be permitted to vote your shares (resulting in a “broker non-vote”) on each of the proposals.

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Voting by Proxy. Your vote by proxy covers all shares of Common Stock registered in your name. If you vote your shares of Common Stock by proxy (whether on the Internet, by toll-free telephone call, or by returning a proxy card by mail) and you do not direct specific voting instructions, the shares represented will be voted consistent with the Board’s recommendations:
•FOR the approval of a proposal to amend Article IX of our Charter (the “Amended Charter”) to remove the 66-2/3% supermajority voting standard required to amend or repeal Articles V, VII, VIII, or IX of the Charter;
•FOR the approval of the proposal to amend and restate the 2020 Plan, including to increase the number of authorized shares thereunder by 3,000,000 shares and remove the evergreen provision, among other amendments; and
•FOR the approval of the proposal for the adjournment of the Special Meeting to solicit additional proxies, if there are insufficient proxies at the Special Meeting to approve either of the foregoing proposals.

Your vote is important. Whether or not you plan to attend the virtual Special Meeting, please vote by proxy on the Internet, by toll-free telephone call or, if you have requested a paper copy of our proxy materials, by signing, dating, and returning the proxy card.
401(k) Plan Shares. If you own shares of Common Stock in the Concentrix Corporation Retirement and Savings Plan (the “401(k) Plan”), your proxy card also covers those shares. The trustee of the 401(k) Plan will vote your 401(k) Plan shares as directed by you. If you do not provide voting instructions, the trustee of the 401(k) Plan will vote your 401(k) Plan shares in proportion to the voting instructions it has received. To vote your 401(k) Plan shares, you may use one of the methods described above under “Stockholders of Record,” but your vote must be received by 11:59 p.m. Eastern Daylight Time on October 23, 2024.
How to Change or Revoke Your Vote

Attending the virtual Special Meeting does not automatically revoke or cancel your prior vote by proxy. If you are a stockholder of record, you may change or revoke your vote by proxy if you:
•deliver a written notice of revocation to our Corporate Secretary prior to votes being cast at the Special Meeting;
•execute and return a later-dated proxy prior to votes being cast at the Special Meeting;
•cast a new vote by proxy on the Internet or by toll-free telephone call before 11:59 p.m. Eastern Daylight Time, on October 27, 2024; or
•attend the virtual Special Meeting and submit a new vote through the virtual meeting platform.
If you are a beneficial owner, follow the instructions provided by your broker, bank, or other nominee to revoke your vote by proxy, if applicable.
Quorum

We will have a quorum to conduct business at the Special Meeting if holders of a majority of the outstanding shares of Common Stock entitled to vote as of the close of business on the record date are present or represented by proxy at the meeting. In determining a quorum, shares of Common Stock held by stockholders who abstain from voting or whose shares are represented by broker non-votes on any proposal will be considered present at the Special Meeting.

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Required Votes

Proposal	Board Recommendation	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of Broker Non-Votes
Charter Amendment	FOR	66-2/3% of shares entitled to vote generally in the election of directors*	Same effect as vote against	Same effect as vote against
2020 Plan Proposal	FOR	Majority of all votes cast at the Special Meeting	Same effect as vote against	No effect
Adjournment Proposal	FOR	Majority of all votes cast at the Special Meeting	Same effect as vote against	No effect
*     79,561 shares of restricted Common Stock were issued in connection with the Webhelp combination for which holders have waived their right to vote on any matter submitted to the holders of Common Stock. As these shares are not entitled to vote generally in the election of directors, those shares will have no effect with respect to the Charter Amendment proposal.

For all proposals, if you sign and return a proxy or voting instruction card, but do not mark how your shares are to be voted, they will be voted as the Board recommends.
PROPOSALS REQUIRING YOUR VOTE
Proposal No. 1: Approval of Charter Amendment
After careful consideration, the Board approved and recommends that the Company’s stockholders approve the amendment to Article IX of the Company’s Charter to remove the 66-2/3% supermajority voting standard required to amend or repeal Articles V, VII, VIII, or IX of the Charter (the “Charter Amendment”).
Summary of the Proposed Amendment
Currently, the Charter provides that certain amendments to the Charter require the affirmative vote of at least 66-2/3% of the shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class (the “Charter Supermajority Voting Standards”). Specifically, Article IX of the Charter provides that the Charter Supermajority Voting Standards are required to amend the provisions:
•relating to the authority, number, election, vacancies, and removal of directors, as described in Article V of the Charter;
•relating to the manner in which special meetings of stockholders of the Company are called, the prohibition on stockholders taking action by written consent, and the manner that notice is provided with respect to stockholder proposals, as described in Article VII of the Charter;
•relating to liability and indemnification of directors and certain other parties, as described under Article VIII of the Charter; and
•relating to amendments of the Charter, as described in Article IX of the Charter.
The Charter Amendment eliminates the Charter Supermajority Voting Standards and provides for majority voting standards.
Reasons for the Proposed Amendment
Absent action by our stockholders, the Charter Supermajority Voting Standards are scheduled to sunset following the completion of our 2026 Annual Meeting, pursuant to Article IX of the Charter. While

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the Board recognizes that supermajority voting standards can promote stability by restricting certain fundamental corporate governance changes from being made unless those actions enjoy broad support among the Company’s stockholders, the Board also recognizes that some stockholders do not support supermajority voting provisions. As a part of the Company’s ongoing review of its corporate governance, the Board determined that it is in the best interests of the Company and its stockholders to remove the Charter Supermajority Voting Standards from the Company’s Charter and to provide for majority voting standards. We are therefore taking early action to allow our stockholders to vote on the removal of the Charter Supermajority Voting Standards prior to the scheduled 2026 sunset.
Additional Information
The general description of the proposed Charter Amendment set forth above is qualified in its entirety by reference to the full text of the Charter Amendment as set forth in Annex A.
If the Charter Amendment is approved by at least 66.7% of the outstanding shares of Common Stock entitled to vote as of the close of business on the Record Date, the Amended Charter will become effective upon its filing and acceptance with the Secretary of State of the State of Delaware, which is expected to occur promptly following the Special Meeting.
OUR BOARD RECOMMENDS THAT YOU VOTE FOR THE CHARTER AMENDMENT.
Proposal No. 2: Approval of Amended and Restated 2020 Stock Incentive Plan
Subject to stockholder approval, our Board unanimously approved an amendment and restatement (the “Amended and Restated 2020 Plan”) of the Concentrix Corporation 2020 Stock Incentive Plan (the “2020 Plan”). We are asking our stockholders to approve the Amended and Restated 2020 Plan, which has been approved by our Board of Directors on August 22, 2024. If approved by our stockholders, the Amended and Restated 2020 Plan would become effective as of the date of such approval (the “Restatement Effective Date”) and would (i) increase the number of shares of our Common Stock that may be issued under the Amended and Restated 2020 Plan by 3,000,000 shares and (ii) remove the evergreen provision that provided for an annual increase of shares authorized for issuance under the 2020 Plan, among other amendments.
Reasons for the Proposed Amended and Restated 2020 Plan
The Amended and Restated 2020 Plan is More Closely Aligned with Stockholder Perspectives
The 2020 Plan was first approved in November 2020, in connection with our separation from TD SYNNEX. TD SYNNEX, as sole stockholder of Concentrix, approved the 2020 Plan effective upon the completion of the spin-off, which occurred in December 2020. This Proposal is the first time, as a public company, that our stock incentive plan will be subject to a stockholder vote. The Amended and Restated 2020 Plan includes provisions, summarized below, that are designed to protect our stockholders’ interests and align with current stockholder perspectives on equity incentive plans.
•Shares Requested. Authorization of 3,000,000 shares of Concentrix common stock, par value $0.0001 per share (“Common Stock”), plus shares of Common Stock remaining under the 2020 Plan as of the date of stockholder approval and certain shares of Common Stock underlying existing awards under the 2020 Plan that are subsequently forfeited, cancelled, expired or settled in cash or withheld or deemed withheld to satisfy the purchase price or exercise price of an award or to pay applicable withholding taxes.
•No Evergreen. The Amended and Restated 2020 Plan removes the evergreen provision, which provided for an annual replenishment of shares available for grant.

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•One-Year Minimum Vesting Requirement. Subject to certain limited exceptions, the Amended and Restated 2020 Plan requires future equity awards to have minimum vesting periods of not less than one year from the date an award is granted.
•Double-Trigger Change in Control Provisions. The Amended and Restated 2020 Plan incorporates the double-trigger change in control provisions of our equity award agreements, which provides for acceleration of equity awards if the awards are not assumed, converted, replaced, or continued by the continuing entity in the event of a change in control, or if the participant is terminated as a result of an involuntary termination within twenty-four (24) months following a change in control.
•Clawback Policy. Awards under the Amended and Restated 2020 Plan continue to be subject to recoupment under the Concentrix Corporation Clawback Policy, which is described in further detail on page 28, as well as any other recoupment arrangements or policies in effect at the time of grant.
•No Discounted Options or Stock Appreciation Rights. The Amended and Restated 2020 Plan continues to require that stock options and stock appreciation rights have an exercise price at or above the fair market value per share of our Common Stock on the date of grant.
•Prohibition on Repricing. Repricing of stock options and stock appreciation rights, including by substitution or replacement, continues to be prohibited absent stockholder approval.
•Director Compensation Limit. Equity awards to each non-employee director are subject to an aggregate annual limit of $400,000 per 12-month period, excluding any awards granted to outside directors in lieu of a cash retainer.
Equity Compensation is a Critical Component of Our Compensation Program
The 2020 Plan was designed and continues to promote our long-term success and the creation of stockholder value by (i) encouraging our employees, non-executive directors and consultants to focus on critical long-range objectives, (ii) encouraging the attraction and retention of employees, outside directors and consultants with exceptional qualifications, and (iii) linking our employees, non-executive directors, and consultants directly to stockholder interests through increased stock ownership.
We believe that our future success and our ability to remain competitive are dependent in large part on our ability to retain the services of our key senior executives and other technical and industry experts and personnel. We operate in a very competitive market for talent in our industry, and a critical component of our method for attracting and retaining talent is our equity-based compensation program. Providing employees with the opportunity to participate in stock ownership, and in turn, our long-term future performance, helps align the objectives of our stockholders and our employees, and is important in attracting, motivating and retaining the highly skilled talent essential to our success. The Amended and Restated 2020 Plan authorizes the issuance of equity awards, including restricted shares, stock units, stock options, and stock appreciation rights, to support this strategy.
If the Amended and Restated 2020 Plan is not approved by our stockholders, the current 2020 Plan will remain in effect and, at our current stock price, we believe that we may not have sufficient shares available to continue to make equity grants to our employees and directors under the 2020 Plan. If we do not receive approval, we will need to reconsider how to deliver long-term incentive compensation to maintain competitive levels of compensation, which would likely include the use of cash-based incentive awards. Increased use of cash-based compensation could impact our ability to invest our capital in share repurchases, strategic acquisitions, or other key investments in accordance with our business strategy, and we believe could negatively impact our ability to align employee compensation with the interests of stockholders.

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We Have a History of Prudent Grant Practices and Carefully Consider Our Need for Shares
The Compensation Committee carefully manages our equity incentive programs to manage stockholder dilution, plan burn rate, stock-based compensation expense, and stock-based compensation expense as a percentage of revenue while maintaining our ability to attract, reward, and retain key talent in a very competitive market. In evaluating the proposed Amended and Restated 2020 Plan, our Board of Directors considered a number of factors, including stockholder feedback, the costs of the Amended and Restated 2020 Plan, and an analysis of certain dilution metrics.
We believe, and the Committee considered, that the Amended and Restated 2020 Plan will provide us with an increased share reserve that will allow us to make equity awards, including for annual equity awards to key leaders, new hire grants, any special retention needs, merger and acquisition activities, and non-employee director grants for two to three years. We anticipate making future requests for additional increases in the share reserve periodically (and ahead of potential share reserve depletion) so that we can continue to engage with our stockholders and allow them to routinely evaluate the Amended and Restated 2020 Plan’s continued effectiveness. The duration of the share reserve is based on several assumptions, including that our grant practices under the Amended and Restated 2020 Plan will be consistent with our historical practices and usage, and is dependent on a number of other factors that are difficult to predict or beyond our control, such as changes in business conditions, our compensation programs, our stock price, and merger and acquisition activity that could alter this projection and our expectations.
We are committed to effectively managing our employee equity compensation programs in light of potential stockholder dilution. We also maintain a balanced capital return program that significantly offsets dilution from the 2020 Plan with share repurchases (approximately 2.6 million shares from September 2021 through May 2024).
Since we became a standalone public company, we have granted equity awards under the 2020 Plan as summarized in the chart below.

	Fiscal Years Ended November 30,			Six Months Ended
	2021	2022	2023	May 31, 2024
(a) Equity-based awards granted under 2020 Plan(1)	746,323	803,198	1,888,157	795,722
(b) Common Stock outstanding at period end(2)	52,309,820	52,032,773	66,411,915	65,511,932
Burn rate (a/b)	1.43%	1.54%	2.84%	1.21%

(c) Shares repurchased(3)	138,455	841,979	709,438	899,685
Burn rate, net of share repurchases ((a-c)/b)	1.16%	(0.07)%	1.77%	(0.16)%

Shares available for grant under the 2020 Plan at period end				873,989
(1)Reflects gross number of shares underlying equity-based awards granted during the applicable year. For performance-based restricted stock units, includes the target number of shares that can be awarded upon vesting.
(2)Includes outstanding shares of restricted common stock.
(3)Our share repurchase program was authorized by our Board in September 2021.
Summary of the Amended and Restated 2020 Plan
The following is a summary of material terms of the Amended and Restated 2020 Plan. All statements herein are intended only to summarize the Amended and Restated 2020 Plan and are qualified in their entirety by reference to the Amended and Restated 2020 Plan itself. For a more complete description of the terms of the Amended and Restated 2020 Plan, you should refer to the Amended and Restated 2020 Plan, which is set forth in full in Annex B.

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Administration. Administration of the Amended and Restated 2020 Plan is carried out by the Compensation Committee of our Board of Directors. The Board of Directors may also appoint one or more separate committees of the Board, each composed of one or more directors, who may administer the Amended and Restated 2020 Plan with respect to employees who are not considered officers or directors under Section 16 of the Securities Exchange Act of 1934, as amended (“Section 16”), may grant awards under the Amended and Restated 2020 Plan to such employees, and may determine all terms of such grants. The Board of Directors may also authorize one or more of our officers to designate employees, other than officers under Section 16, to receive awards and/or to determine the number of such awards to be received by such persons, provided that the Board of Directors will specify the total number of awards that such officers may award. As used in this summary, the term “administrator” means the Compensation Committee or its delegate.
Eligibility. Our officers and employees and those of our subsidiaries and affiliates are eligible to participate in the Amended and Restated 2020 Plan. Our directors and other individuals who provide bona fide consulting services to us and our subsidiaries and affiliates are also eligible to participate in the Amended and Restated 2020 Plan. The term subsidiary is used in this summary to refer to any corporation, if our company or one or more of our subsidiaries owns not less than 50% of the total combined voting power of all classes of outstanding stock of such corporation. The term affiliate is used in this summary to refer to any entity other than a subsidiary, if our company or one or more of our subsidiaries owns not less than 50% of such entity. As of August 22, 2024, approximately 2,550 employees, nine non-executive directors, and no consultants were eligible to be considered for the grant of awards under the 2020 Plan.
Automatic Grants to Directors. On or as soon as practicable after each annual meeting of stockholders, each non-executive director will receive a number of whole restricted shares or stock units equal to the quotient of $175,000, or such other amount as is approved, from time to time, by the Board of Directors or the Committee, divided by the fair market value of a share of our common stock as of the grant date.

Maximum Shares and Award Limits. Under the Amended and Restated 2020 Plan, as of the Restatement Effective Date, the maximum number of shares of common stock that may be subject to awards granted under the Amended and Restated 2020 Plan (share reserve) will not exceed (x) 3,916,267 shares (reflecting 916,267 shares that remained available for grant as of August 22, 2024, plus an increase to the total number of shares that may be issued under the Amended and Restated 2020 Plan of 3,000,000 shares), less (y) any shares that were subject to an award granted under the 2020 Plan after August 22, 2024 and prior to the Restatement Effective Date, plus (z) any shares that may subsequently become available for issuance under the Amended and Restated 2020 Plan as described in the next paragraph, in each case subject to adjustment to prevent the dilution or enlargement of rights from stock dividends, stock splits, recapitalization or similar transactions.

These limitations, and the terms of outstanding awards, will be adjusted as appropriate in the event of a stock dividend, stock split, reclassification of stock or similar events. If restricted shares or shares issued upon the exercise of options are forfeited, then such shares will become available for awards under the Amended and Restated 2020 Plan. If stock units, options, or stock appreciation rights are forfeited or terminate for any reason before being settled or exercised, or an award is settled in cash without the delivery of shares to the holder, then the corresponding shares will again become available for awards under the Amended and Restated 2020 Plan. If shares are withheld to satisfy the purchase price or exercise price or tax withholding obligation pursuant to any award, then such shares will become available for awards under the Amended and Restated 2020 Plan. If stock units are settled, then only the number of shares, if any, actually issued in settlement of such stock units (and not forfeited) will reduce the number of available shares and the balance will become available for awards under the Amended and Restated 2020 Plan.

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The Committee may make awards under the Amended and Restated 2020 Plan by assumption, substitution, or replacement of awards granted by another entity, if such assumption, substitution, or replacement is in connection with an acquisition, merger, consolidation, or similar transaction involving the Company and such other entity. Any such substitute or assumed awards will not count against the overall share limit.
The closing price for our common stock on the Nasdaq Stock Market as of August 30, 2024, was $75.23 per share.
Stock Options. The Amended and Restated 2020 Plan provides for the grant of both options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code (“Code”) and options that are not intended to so qualify. Options intended to qualify as incentive stock options may be granted only to persons who are our employees or are employees of our subsidiaries. The number of shares of Common Stock that may be delivered in the aggregate pursuant to the exercise of incentive stock options that are granted under the Amended and Restated 2020 Plan will not exceed 500,000.
The administrator may select the recipients who are granted options and, consistent with the terms of the Amended and Restated 2020 Plan, will prescribe the terms of each option, including the vesting rules for such option, provided that options shall vest no earlier than the first anniversary of the date the award is granted. A stock option agreement may provide for the accelerated exercisability in the event of the Recipient's death, disability, or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Recipient's service.
The exercise price of an incentive stock option cannot be less than 100% of the Common Stock's fair market value on the date the option is granted, and in the event a Recipient is deemed to be a 10% owner of our Company or one of our subsidiaries, the recipient is not eligible to receive an incentive stock option unless such grant satisfies Section 422 of the Code. The exercise price of a nonqualified stock option cannot be less than 100% of the common stock's fair market value on the date the option is granted.
Within the limitations of the Amended and Restated 2020 Plan (including the repricing prohibitions), the administrator may modify or extend outstanding options or may accept the cancellation of outstanding options (to the extent not previously exercised), in return for the grant of new options for the same or a different number of shares and at the same or a different exercise price, or in return for the grant of the same or a different number of shares. No modification of an option will, without the consent of the recipient, materially impair such recipient’s rights or obligations under such option.
The option price may be paid in cash or, to the extent that the stock option agreement so provides, by surrendering shares of common stock, in consideration of services rendered to the Company, by delivery of an irrevocable direction to a securities broker to sell shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate exercise price, by delivery of an irrevocable direction to a securities broker or lender to pledge shares, as security for a loan, and to deliver all or part of the loan proceeds to the Company in payment of the aggregate exercise price, by "net exercise" arrangement, by delivering a full-recourse promissory note, or in any other form that is consistent with applicable laws, regulations, and rules. Options may be exercised in accordance with requirements set by the administrator. The maximum period in which an option may be exercised will be fixed by the administrator but cannot exceed ten years, and in the event a recipient is deemed to be a 10% owner of our Company or one of our subsidiaries, the maximum period for an incentive stock option granted to such Recipient cannot exceed five years.
Awards generally will be nontransferable except in the event of the recipient's death but the administrator may allow the transfer of incentive stock options consistent with Section 422 of the Code.

Each stock option agreement will set forth the extent to which the recipient will have the right to exercise the option following the termination of the Recipient's service with us and our subsidiaries, and the right to exercise the option of any executors or administrators of the Recipient's estate or any person

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who has acquired such option(s) directly from the Recipient by bequest or inheritance. A stock option agreement will typically provide that an option will cease to be exercisable upon the earlier of three months following the Recipient's termination of service with us or our affiliate or the expiration date under the terms of the Recipient's stock option agreement. Upon death or disability, the option exercise period is extended to the earlier of one year from the Recipient's termination of service or the expiration date under the terms of the Recipient's stock option agreement.
Stock Appreciation Rights. The administrator also may select the recipients who receive stock appreciation rights under the Amended and Restated 2020 Plan. A stock appreciation right entitles the recipient to receive a payment of up to the amount by which the fair market value of a share of Common Stock on the date of exercise exceeds the base value for a share of Common Stock as established by the administrator at the time of grant of the award. A stock appreciation right will be exercisable at such times and subject to such conditions as may be established by the administrator. A stock appreciation right may be granted either alone or in tandem with other awards under the Amended and Restated 2020 Plan. The amount payable upon the exercise of a stock appreciation right may be settled in cash or by the issuance of shares of Common Stock.
Restricted Shares. The administrator also may select the recipients who are granted restricted shares and, consistent with the terms of the Amended and Restated 2020 Plan, will establish the terms of each stock award. A restricted share award may be subject to vesting requirements or transfer restrictions or both, if so provided by the administrator, provided that restricted share awards shall vest no earlier than the first anniversary of the date the award is granted. Those requirements may include, for example, a requirement that the recipient complete a specified period of service or that certain performance criteria be achieved. Recipients who are granted restricted shares generally have all of the rights of a stockholder with respect to such shares. Restricted shares may be issued for consideration determined by the administrator, including cash, cash equivalents, full-recourse promissory notes, past services, and future services.

Restricted Stock Units. The administrator also may select the recipients who are granted stock units and, consistent with the terms of the Amended and Restated 2020 Plan, will establish the terms of each stock unit. Stock units give recipient the right to acquire a specified number of shares of stock, or in the Committee's discretion, the equivalent value in cash, at a future date upon the satisfaction of certain vesting conditions based upon a vesting schedule or performance criteria established by the administrator, provided that restricted share awards shall vest no earlier than the first anniversary of the date the award is granted. Unlike restricted stock, the stock underlying stock units will not be issued until the stock units have vested, and recipients of stock units generally will have no voting rights prior to the time the vesting conditions are satisfied. A stock unit recipient may, at the Committee’s discretion, have a right to dividend equivalents, which may be converted into additional stock units.

Minimum Vesting. Awards under the Amended and Restated 2020 Plan will vest no earlier than the first anniversary of the date the award is granted (excluding, for this purpose, any (i) substitute awards, (ii) shares delivered in lieu of fully vested cash awards and (iii) awards to non-employee directors that vest on the earlier of the one year anniversary of the date of grant or the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting); provided, that, the Committee may grant equity-based awards without regard to the foregoing minimum vesting requirement with respect to a maximum of 5% of the share reserve (subject to adjustment for changes in capitalization); and, provided further, for the avoidance of doubt, that the foregoing restriction does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any award, including in cases of retirement, death, disability or a change in control, in the terms of the award or otherwise.
Adjustment of Shares. In the event of a recapitalization, stock split, declaration of a dividend payable in shares or in a form other than shares in an amount that has a material effect on the price of shares, or similar capital transaction, the Committee will make appropriate and equitable adjustments to

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the number of shares of Common Stock reserved for issuance under the Amended and Restated 2020 Plan, the number of shares that can be issued as incentive stock options, the number of shares subject to outstanding awards and the exercise price under each outstanding option or stock appreciation right.
Change in Control. Except as otherwise provided in an award agreement, in the event of a Change in Control (as defined in the Amended and Restated 2020 Plan), if the successor corporation does not assume, convert, continue or replace an award under the Plan with an equivalent award, the award will become fully vested. Awards that are so assumed, converted, continued, or replaced will not vest upon a Change in Control; provided, however, that in the event of a participant’s involuntary termination of employment (as defined in the Amended and Restated 2020 Plan) within twenty-four months following consummation of a Change in Control, any such assumed, converted, continued or replaced awards will become immediately exercisable and all restrictions will lapse, as applicable. Awards with vesting provisions based on performance goals will generally vest at the end of the original performance period based on the Company’s performance up to the date of the Change in Control and target performance for the remainder of the performance period, in each case as determined by the Committee. In the event of an involuntary termination within twenty-four months following the consummation of a Change in Control, the restrictions on any performance based awards assumed, converted, continued or replaced as described above will lapse.
Deferral of Awards. Subject to compliance with Section 409A of the Code, the Committee in its sole discretion may permit or require a participant to have cash or shares that otherwise would be paid or delivered to such participant as a result of the exercise of a stock appreciation right or option, or the settlement of stock units, credited to a deferred compensation account established for the participant by the Committee, or may have shares that would otherwise be paid or delivered converted into restricted stock units.
Cancellation or Clawback of Awards. Any award granted under the Amended and Restated 2020 Plan (including any amounts or benefits arising from such awards) will be subject to any clawback or recoupment arrangements or policies the Company has in place from time to time, including the Concentrix Corporation Compensation Clawback Policy, pursuant to which the Committee may, to the extent permitted by applicable law and Company arrangement or policy, and will, to the extent required by applicable law, cancel or require reimbursement of any award granted to a participant or any shares issued or cash received upon vesting, exercise, or settlement of any such awards or sale of shares underlying the awards.
Amendment and Termination. No incentive stock options may be granted under the Amended and Restated 2020 Plan after the tenth anniversary of the earlier of the Board’s adoption of the Amended and Restated 2020 Plan or the date the Amended and Restated 2020 Plan is approved by the stockholders of the Company. The Board of Directors may amend or terminate the Amended and Restated 2020 Plan at any time, but an amendment will not become effective without the approval of our stockholders to the extent required by applicable laws, regulations or rules. No termination of the Amended and Restated 2020 Plan will affect a Recipient's rights under outstanding awards without the Recipient's consent.
Federal Income Tax Aspects of the Amended and Restated 2020 Plan
This is a brief summary of the federal income tax aspects of awards that may be made under the Amended and Restated 2020 Plan based on existing U.S. federal income tax laws. This summary provides only the basic tax rules. It does not describe a number of special tax rules, including the alternative minimum tax and various elections that may be applicable under certain circumstances. It also does not reflect provisions of the income tax laws of any municipality, state, or foreign country in which a holder may reside, nor does it reflect the tax consequences of a holder's death. The tax consequences of awards under the Amended and Restated 2020 Plan depend upon the type of award.
Incentive Stock Options. The recipient of an incentive stock option generally will not be taxed upon grant of the option. Federal income taxes are generally imposed only when the shares of stock from

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exercised incentive stock options are disposed of, by sale or otherwise. The amount by which the fair market value of the stock on the date of exercise exceeds the exercise price is, however, included in determining the option recipient's liability for the alternative minimum tax. If the incentive stock option recipient does not sell or dispose of the stock until more than one year after the receipt of the stock and two years after the option was granted, then, upon sale or disposition of the stock, the difference between the exercise price and the market value of the stock as of the date of exercise will be treated as a capital gain, and not ordinary income. If a recipient fails to hold the stock for the minimum required time, at the time of the disposition of the stock, the recipient will recognize ordinary income in the year of disposition generally in an amount equal to any excess of the market value of the common stock on the date of exercise (or, if less, the amount realized or disposition of the shares) over the exercise price paid for the shares. Any further gain (or loss) realized by the recipient generally will be taxed as short-term or long-term gain (or loss) depending on the holding period. We will generally be entitled to a tax deduction at the same time and in the same amount as such ordinary income that may be recognized by the option recipient.
Nonqualified Stock Options. The recipient of stock options not qualifying as incentive stock options generally will not be taxed upon the grant of the option. Federal income taxes are generally due from a recipient of nonqualified stock options when the stock options are exercised. The difference between the exercise price of the option and the fair market value of the stock purchased on such date is taxed as ordinary income. Thereafter, the tax basis for the acquired stock is equal to the amount paid for the stock plus the amount of ordinary income recognized by the recipient. We will generally be entitled to a tax deduction at the same time and in the same amount as ordinary income is recognized by the option recipient by reason of the exercise of the option.
Restricted Stock Awards, Restricted Stock Units, and Other Awards. Recipients who receive awards of restricted stock subject to a vesting requirement generally recognize ordinary income at the time substantial vesting occurs, in an amount equal to the fair market value of the stock at that time minus the amount, if any, paid for the stock. However, a Recipient who receives restricted shares which are not substantially vested may, within 30 days of the date the shares are transferred, elect in accordance with Section 83(b) of the Code to recognize ordinary compensation income at the time of transfer of the shares rather than upon the vesting dates. Recipients who receive restricted stock unit awards will generally recognize ordinary income when they receive shares upon settlement of the awards, in an amount equal to the fair market value of the shares at that time. We will generally be entitled to a tax deduction at the same time and in the same amount as ordinary income is recognized by the Recipient.

Section 409A. Any deferrals made under the Amended and Restated 2020 Plan, including awards granted under the Amended and Restated 2020 Plan that are considered to be deferred compensation, must satisfy the requirements of Section 409A of the Code to avoid adverse tax consequences to participating employees. These requirements include limitations on election timing, acceleration of payments, and distributions. We intend to structure any deferrals and awards under the Amended and Restated 2020 Plan to meet the applicable tax law requirements or any applicable exemptions thereto.

New Plan Benefits
The administrator has not made any determination with respect to future awards under the Amended and Restated 2020 Plan and, except for automatic grants to non-employee directors, future awards and the terms of any future awards under the Amended and Restated 2020 Plan are not determinable. As described above, the Amended and Restated 2020 Plan provides for the automatic grant of restricted shares or stock units to non-employee directors, and each non-employee director nominee who will continue to serve as a member of the Board of Directors will receive a number of whole restricted shares or stock units equal to $175,000 divided by the fair market value of a share of our common stock as of the grant date. Awards that were granted under the 2020 Plan in fiscal year 2023 to our named executive officers and non-employee directors are described in the "Compensation Discussion & Analysis" section

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in this Proxy Statement and other filings made by the Company with the Securities and Exchange Commission (the “SEC”).
Registration with the SEC
If the 2020 Plan Proposal is approved by our stockholders, we intend to file a Registration Statement on Form S-8 relating to the issuance of the additional shares of Common Stock available under the Amended and Restated 2020 Plan with the SEC pursuant to the Securities Act of 1933, as amended.
Required Vote
The effectiveness of the proposed Amended and Restated 2020 Plan is contingent upon stockholder approval. If our stockholders do not approve the 2020 Plan Proposal, the existing version of the 2020 Plan will remain in effect, unchanged.
Approval of the material terms of the Amended and Restated 2020 Plan requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. Unless marked to the contrary, proxies received will be voted “FOR” approval of the Amended and Restated 2020 Plan.
OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE 2020 PLAN PROPOSAL.
Proposal No. 3: Approval of the Adjournment of the Special Meeting to Solicit Additional Proxies
Adjournment of the Special Meeting
In the event that the number of shares of Common Stock present in person or represented by proxy at the Special Meeting and voting “FOR” the adoption of Proposal 1 or Proposal 2 is insufficient to adopt Proposal 1 or Proposal 2, the Company may move to adjourn the Special Meeting in order to enable the Board to solicit additional proxies in favor of the adoption of Proposal 1 or Proposal 2. In that event, the Company may ask stockholders to vote only upon the adjournment proposal and not on any other proposal discussed in this proxy statement. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting.
Required Vote
If a quorum is present, approval of the proposal to adjourn the Special Meeting to a later date requires the affirmative vote of a majority of the shares of our Common Stock represented, in person or by proxy, and entitled to vote at the Special Meeting.
OUR BOARD RECOMMENDS THAT YOU VOTE FOR THE ADJOURNMENT PROPOSAL, IF THERE ARE INSUFFICIENT PROXIES AT THE SPECIAL MEETING TO APPROVE PROPOSAL 1 OR 2.

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EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes information with respect to our equity compensation plans as of November 30, 2023.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders(2)	2,333,075	$56.04	1,696,892
Equity compensation plans not approved by stockholders(3)	46,683	$47.57	—
Total	2,379,758	$54.70	1,696,892
(1)Reflects awards outstanding under the Concentrix Corporation 2020 Stock Incentive Plan. Includes 1,941,736 unvested time-based restricted stock units (“RSUs”), 143,583 unvested performance-based RSUs (at target), and 247,756 stock options with a weighted average remaining term of 4.64 years. The RSUs are not included in the calculation of the weighted average exercise price in column (b).
(2)Reflects shares available for issuance under (a) the Concentrix Corporation 2020 Stock Incentive Plan and (b) the Concentrix Corporation 2020 Employee Stock Purchase Plan. Under the 2020 Stock Incentive Plan, the aggregate number of shares authorized for issuance includes an annual increase of an amount equal to the lesser of one percent of our outstanding shares on the last day of the immediately preceding fiscal year or, if our Board acts prior to the first day of the fiscal year, such lesser amount that the Board determines. Under the Employee Stock Purchase Plan, qualifying employees may purchase shares of Common Stock at a discount to the market value. As of November 30, 2023, 746,540 shares of Common Stock remained available for grant under the 2020 Stock Incentive Plan and 950,352 shares of Common Stock remained available for issuance under the Employee Stock Purchase Plan.
(3)Reflects shares available for issuance upon the exercise of certain outstanding stock options originally granted under the ProKarma Holdings Inc. (“PK”) 2016 Long-Term Incentive Plan and assumed by the Company in connection with its acquisition of PK in December 2021.

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BENEFICIAL OWNERSHIP OF SECURITIES
On the record date, August 30, 2024, our outstanding voting securities consisted of 64,960,823 shares of Common Stock. The following tables set forth the number of shares of Common Stock that are beneficially owned by each of our directors and named executive officers and each stockholder that we believe to be the beneficial owner of more than 5% of the outstanding Common Stock, in each case as of the record date of August 30, 2024.
As used in this information statement, “beneficial ownership” means that a person has, or may have within 60 days of August 30, 2024, the sole or shared power to vote or direct the voting of a security or the sole or shared investment power with respect to a security (that is, the power to dispose or direct the disposition of a security), or both. Unless otherwise indicated in the footnotes below, each individual or entity identified below has sole voting and investment power with respect to such securities and no securities have been pledged.

Directors and Named Executive Officers	Number of Shares of Common Stock Owned	Number of Shares of Common Stock Subject to Options Exercisable within 60 Days	Number of Shares of Common Stock That May Be Settled within 60 Days	Total Beneficial Ownership	Percentage Ownership
Chris Caldwell	198,806	142,927	—	341,733	*
Teh-Chien Chou	3,350	—	—	3,350	*
LaVerne H. Council	3,350	—	—	3,350	*
Jennifer Deason	3,350	—	—	3,350	*
Olivier Duha(1)	1,536,760	—	—	1,536,760	2.4%
Jane Fogarty	5,788	—	—	5,788	*
Nicolas Gheysens	1,173	—	—	1,173	*
Kathryn Hayley(2)	5,892	—	—	5,892	*
Kathryn Marinello	3,350	—	—	3,350	*
Dennis Polk	15,282	18,129	—	33,411	*
Rick Rosso	24,336	—	—	24,336	*
Cormac Twomey	20,143	—	—	20,143	*
Ann Vezina	5,294	—	—	5,294	*
Andre Valentine	38,939	—	—	38,939	*
All executive officers and directors as a group (14 persons)(3)	1,861,667	161,056	2,984	2,025,707	3.1%
*Represents less than 1% of the Company’s Common Stock.
(1)Includes 322,066 shares held by Celeste Investissements, a societe anonyme, organized under the Laws of Belgium, and 36,041 shares held by Liberty Management, a societe a responsabilite limitee, organized under the laws of Belgium.
(2)Includes 2,534 shares held by the KJH Investment Trust for which Ms. Hayley is the trustee and beneficiary.
(3)Includes (i) 2,984 restricted stock units that will vest within 60 days of August 30, 2024 and (ii) 969 shares of contingent restricted stock (the “Contingent Shares”) that were issued in connection with the Webhelp combination held by Craig Gibson, Executive Vice President, Global Sales and Account Management. The Contingent Shares vest in full if the share price of our common stock reaches $170.00 per share within seven years from September 25, 2023 (based on daily volume weighted average prices measured over a specific period), or if within three years from September 25, 2023 we have a change of control with per share consideration of at least $150.00. The Contingent Shares are not entitled to dividends and Mr. Gibson has waived his rights as a holder of such shares to vote on any matter submitted to the holders of our common stock.

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Principal Stockholders and Address	Number of Shares Beneficially Owned	Percentage Ownership
Groupe Bruxelles Lambert (1) 24 avenue Marnix 1000 Brussels, Belgium	8,773,667	13.5%
FMR LLC (2) 245 Summer Street Boston, MA 02210	7,407,525	11.4%
The Vanguard Group (3) 100 Vanguard Blvd Malvern, PA 19355	5,363,893	8.3%
MiTAC Holdings Corporation (4) No. 202, Wenhua 2nd Road Guishan District, Taoyuan City 333 Taiwan	4,415,535	6.8%
Impactive Capital LP (5) 450 West 14 Street, 12th Floor New York City, NY 10014	4,375,125	6.7%
BlackRock, Inc. (6) 55 East 52nd Street New York, NY 10022	3,982,052	6.1%
Synnex Technology International Corporation (7) 4F, No. 75, Sec. 3, Minsheng E. Road Zhongshan District, Taipei City 104 Taiwan	3,545,840	5.5%
(1)Based solely on information contained in a Schedule 13D filed with the SEC on October 10, 2023 by Groupe Bruxelles Lambert (“GBL”), this amount represents 38,623 shares of Common Stock held by FINPAR VI SA, 35,964 shares of Common Stock held by FINPAR V SA, and 8,699,080 shares of Common Stock held by Sapiens S.àr.l. (“Sapiens”). GBL Verwaltung S.A. (“GBLV”) is the parent company of Sapiens. GBL is the parent of GBLV, FINPAR VI SA, and FINPAR V SA.
(2)Based solely on information contained in Amendment No. 4 to Schedule 13G filed with the SEC on February 9, 2024 by FMR LLC, which reported that it had sole voting power over 7,404,451 shares of Common Stock and sole dispositive power over 7,407,525 shares of Common Stock.
(3)Based solely on information contained in Amendment No. 3 to Schedule 13G filed with the SEC on February 13, 2024 by The Vanguard Group, which reported that it had sole dispositive power over 5,286,294 shares of Common Stock, shared voting power over 30,239 shares of Common Stock, and shared dispositive power over 77,599 shares of Common Stock.
(4)Based solely on information contained in Amendment No. 4 to Schedule 13G filed with the SEC on February 6, 2024, this amount includes 302,102 shares of Common Stock held by Silver Star Developments Ltd. (“SSDL”), 2,135,489 shares of Common Stock held by MiTAC International Corporation (“MIC”), and 1,977,944 shares of Common Stock held by MiTAC Holdings Corporation (“MHC”). SSDL is a wholly-owned subsidiary of MIC and MIC is a wholly-owned subsidiary of MHC.
(5)Based solely on information contained in Amendment No. 1 to Schedule 13D filed with the SEC on August 7, 2024, which reported that that the shares of Common Stock are beneficially held by (i) Impactive Capital LLC, as the General Partner of Impactive Capital LP, the investment manager of the funds and/or accounts that directly own the shares of Common Stock, (ii) Lauren Taylor Wolfe, as a Managing Member of Impactive Capital LLC, and (III) Christian Asmar, as a Managing Member of Impactive Capital LLC.
(6)Based solely on information contained in Amendment No. 3 to Schedule 13G filed with the SEC on January 29, 2024 by BlackRock, Inc., which reported that it had sole voting power over 3,855,799 shares of Common Stock and sole dispositive power over 3,982,052 shares of Common Stock.
(7)Based solely on information contained in Amendment No. 2 to Schedule 13G filed with the SEC on February 6, 2024, this amount represents 3,545,840 shares of Common Stock held by Peer Developments Ltd. Peer Developments Ltd. is a wholly-owned subsidiary of Synnex Technology International.

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COMPENSATION DISCUSSION AND ANALYSIS

As Proposal No. 2, the 2020 Plan Proposal, relates to a compensation plan in which our executive officers and directors will participate, we are required under applicable disclosure rules to furnish certain executive compensation information related to our most recently completed fiscal year. The following section includes the Compensation Discussion and Analysis information and related compensation tables for the fiscal year ended November 30, 2023, as initially disclosed in our proxy statement related to the Concentrix 2024 Annual Meeting of Stockholders, which was filed with the Securities and Exchange Commission on February 8, 2024.
Our Named Executive Officers
For purposes of the Compensation Discussion and Analysis and the executive compensation tables that follow, the below individuals are referred to as our “named executive officers” or “NEOs.” They are our chief executive officer, our chief financial officer, and our three other executive officers during fiscal year 2023:
•Chris Caldwell, President and Chief Executive Officer.
•Andre Valentine, Chief Financial Officer
•Cormac Twomey, Executive Vice President, Global Operations and Delivery.
•Rick Rosso, Executive Vice President, Practices and Catalyst.
•Jane Fogarty, Executive Vice President, Legal and Corporate Secretary.
In January 2024, Mr. Rosso, our former Executive Vice President, Global Sales and Account Management, transitioned to a non-executive officer role with Concentrix and was succeeded by Craig Gibson as part of our executive officer succession planning.
Our Total Rewards Philosophy

Our compensation and benefits programs align our strategy and the financial interests of our NEOs, staff and stockholders. Our compensation programs are developed to support our culture, attract, retain, and motivate executives who can contribute to our future success as a global organization, and reinforce the achievement of strategic financial metrics aligned with long-term sustainable profitability and growth. Our executive compensation programs are designed with the following objectives in mind:
Market-Competitive. We benchmark and assess our executive compensation program annually to ensure market-competitive target total direct compensation consisting of base salary, a target annual cash incentive, and long-term equity incentives.
Pay for Performance. We remain committed to pay-for-performance by closely linking compensation with performance. We emphasize pay-for-performance by making a significant percentage of the target total direct compensation of each NEO contingent on attaining annual and long-term Company performance goals.
Business Results and Stockholder Value. We reward success and performance to achieve business results for long-term impact. We align incentive programs with stockholder value creation using annual and three-year performance measures that drive stockholder value.
Comprehensive Benefit Programs. We enhance total direct compensation with benefit programs and offerings that enable total well-being and mental health.

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Our Compensation Process

Role of Compensation Committee. The Compensation Committee has overall responsibility for our executive compensation policies as provided in the Compensation Committee Charter adopted by the Board. The Compensation Committee is empowered to review and approve the annual compensation and compensation procedures for our executive officers and does not delegate any of these functions to others in setting compensation.
Role of Management. Our CEO and our Senior Vice President of People Solutions provide recommendations to the Compensation Committee regarding the general design of the Company’s compensation plans as well as the compensation of the other executive officers. The CEO’s compensation is discussed and approved during executive sessions of the Compensation Committee and Board without the CEO present.
Compensation Consultant. In accordance with the Compensation Committee Charter, the Compensation Committee has the authority, at the Company’s expense and without further approval, to engage, retain, replace, and terminate any compensation consultants, outside counsel, or other advisors to the Compensation Committee, including the authority to approve the consultant’s or advisor’s fees and other retention terms. During fiscal year 2023, the Compensation Committee engaged FW Cook to provide advice on, and assist the Compensation Committee in its review of, executive officer and non-employee director compensation matters, including the review of the Company’s compensation peer group and incentive plan design for our NEOs. The Compensation Committee regularly meets with its independent compensation consultant without management present.
The Compensation Committee reviewed the independence of FW Cook in fiscal year 2023, including the specific factors set forth in Rule 10C-1 under the Exchange Act and determined that FW Cook is independent and that FW Cook’s work for the Committee does not raise any conflict of interest.
Compensation Peer Group. During 2022, the Compensation Committee, with assistance from FW Cook, evaluated and approved the below peer group to be used for fiscal year 2023 compensation purposes:

Amdocs Limited	ExlService Holdings, Inc.	TransUnion
Bread Financial Holdings, Inc.	Five9, Inc.	TTEC Holdings, Inc.
CGI Inc.(1)	Genpact Limited	Verint Systems Inc.
Cognizant Technology Solutions Corporation	Open Text Corporation	Verisk Analytics, Inc.
DXC Technology Company	Perficient, Inc.
Equifax Inc.	Teleperformance(1)
(1)Traded on a non-U.S. stock exchange and compensation data may not be available for all comparisons reviewed.
To identify a sufficient number of companies so that the data gathered is adequate to reach reasonable conclusions about the competitive market, the Compensation Committee considers peers that operate in the CX solutions and technology industry, as well as adjacent industries that compete for similar executive talent. The above peer companies were selected primarily based upon having similar business operations and being in a reasonable size range for direct compensation comparisons. At the time the peer group was approved, our revenue was at the 72nd percentile of the peers’ revenue for the trailing four quarters, and our market capitalization was at the 39th percentile of the peers’ average market capitalization for the most recently disclosed fiscal year (i.e., corresponding to the most recent year of compensation disclosures). Certain of our core CX solutions competitors were not included in the compensation peer group because the companies do not have sufficient history as a public company from which to gather comparative compensation information.

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During 2023, the Compensation Committee reviewed the compensation peer group to be used for fiscal year 2024 compensation purposes and replaced Bread Financial Holdings, Inc., Perficient, Inc., and Verint Systems Inc. with EPAM Systems, Inc. and Fair Isaac Corporation, which the Committee determined to be more suitable comparators in terms of size and similar business operations. At the time the 2024 peer group was approved, our revenue was at the 80th percentile of the peers’ revenue for the trailing four quarters, and our market capitalization was at the 36th percentile of the peers’ average market capitalization for the most recently disclosed fiscal year (i.e., corresponding to the most recent year of compensation disclosures), in each case, after giving effect to the estimated impact of the then-pending Webhelp combination.
2023 Say-on-Pay Advisory Vote. Approximately 87% of the votes cast at our 2023 Annual Meeting voted to approve the compensation of our named executive officers. We believe that this substantial majority of votes cast continues to represent our stockholders’ alignment with our executive compensation and benefits structure, which emphasizes pay-for-performance and prudent governance practices. We also continue to strive to further align our compensation program with the expectations of our stockholders. During 2023, we sought further feedback and perspectives from our stockholders, including with respect to executive compensation, and have taken those perspectives into consideration when making compensation decisions.
Elements of the Fiscal Year 2023 Compensation Program

Our executive compensation program includes four primary components:
(1) base salary;
(2)    cash incentive awards under our Senior Management Incentive Plan (“SMIP”);
(3)    performance-based equity incentive awards; and
(4)     time-based equity awards.
Generally, the Compensation Committee seeks to set target total cash compensation (base salary plus target cash incentive award) at a level that requires our NEOs to achieve above-market performance to earn total cash compensation that exceeds the median of our peer group. We continue to expect a progression in the compensation of our NEOs to support the competitiveness of our executive compensation program as a new public company and in comparison to our compensation peer group.
Base Salary. Base salaries are designed to provide a consistent cash flow throughout the year as compensation for day-to-day responsibilities. Base salaries are reviewed and, if deemed appropriate, adjusted on an annual basis. Our NEOs’ base salaries are based on, among other things, the breadth and complexity of the individual’s responsibilities, their contributions to our performance, individual performance, and any new responsibilities assumed. The Compensation Committee reviews data from our compensation peer group to validate the competitiveness of our compensation program, including base salaries. However, the Compensation Committee does not benchmark base salary to a specific percentile of the peer data.

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In January 2023, the Compensation Committee approved fiscal year 2023 base salaries for each of our named executive officers, as follows:

	Fiscal Year 2023 Base Salary		Year-over-Year % Change
Chris Caldwell	$800,000		—%
Andre Valentine	$617,614		—%
Cormac Twomey	$509,559	(1)	—%
Rick Rosso	$550,000		—%
Jane Fogarty	$450,000		8.4%
(1)Converted from £403,675 by using the fiscal year-end exchange rate of 1 GBP to $1.2623.
With the exception of Ms. Fogarty, the Compensation Committee determined not to increase the NEOs’ fiscal 2023 base salaries. This decision was aligned to the Compensation Committee’s philosophy of setting cash compensation at a level that requires above-market performance to achieve above-market cash compensation. The decision also reflected the Company’s fiscal year 2022 performance, in which annual revenue and non-GAAP operating income achievement were below annual goals. The Compensation Committee approved an increase to Ms. Fogarty’s base salary to be closer to the median of our compensation peer group in light of the more significant difference between her salary and the peer group median. The Committee also considered Ms. Fogarty’s fiscal year 2022 performance and compensation alignment among our senior executives in determining the appropriateness of this adjustment.
Senior Management Incentive Plan. Cash incentive awards under the SMIP reward our NEOs for achievement of operating and financial goals, in keeping with a performance-driven environment conducive to increasing stockholder value. In fiscal year 2023, the Compensation Committee approved earned SMIP awards for our NEOs equal to 128.7% of their individual target award opportunities based on non-GAAP operating income that was above the target goal but below the stretch goal and revenue that was above the stretch goal established by the Compensation Committee.

SMIP Award Opportunity: 0-150% of Target Award, with threshold opportunity at 50%
Performance Metric: Non-GAAP Operating Income(1)	Performance Metric: Revenue
65% of SMIP	35% of SMIP
Target Goal: $943 million	Target Goal: $6,650 million
Actual Performance: $1,010 million	Actual Performance: $7,025 million(2)
Approved Performance as Percentage of Target Goal: 117.2%	Approved Performance as Percentage of Target Goal: >150.0%
Approved Performance as Percentage of Total Award: 76.2%	Approved Performance as Percentage of Total Award: 52.5%
Total Earned Award: 128.7%
(1)See page 37 of our Annual Report on Form 10-K for a reconciliation of non-GAAP operating income to operating income, as reported. Non-GAAP operating income of $1,010 million excludes acquisition-related and integration expenses, including related restructuring costs, amortization of intangible assets, and share-based compensation.
(2)For purposes of determining fiscal year 2023 revenue performance under the SMIP, the Compensation Committee approved a negative constant currency adjustment to actual revenue of $7,115 million to reflect the impact of fluctuations in foreign currency exchange rates in comparison to forecasted rates at the time the target revenue goal was approved. See page 40 of our Annual Report on Form 10-K for a reconciliation of revenue in constant currency to revenue.

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NEOs could earn between 0% and 150% of their target SMIP awards based on the Company’s performance with respect to the non-GAAP operating income and revenue goals, with a threshold opportunity at 50% of the target award. The SMIP goals approved by the Compensation Committee at the start of fiscal year 2023 were challenging, with target levels of revenue and non-GAAP operating income performance set above fiscal year 2022 results. At target, the initial goals represented year-over-year revenue growth of approximately 5.1% and expansion of non-GAAP operating income margin to approximately 14.2% in fiscal year 2023 from 14.0% in fiscal year 2022.
The amount of each NEO’s earned SMIP award was determined by reference to the NEO’s individual target opportunity, which was established by the Compensation Committee at the start of the fiscal year and expressed as a percentage of base salary. Generally, the Compensation Committee seeks to set target total cash compensation (base salary plus target cash incentive award) at a level that requires our NEOs to achieve above-market performance to earn total cash compensation that exceeds the median of our peer group.
As a result of achieving non-GAAP operating income that was above the target goal and revenue performance that was above the stretch goal for fiscal year 2023, each NEO received a 2023 SMIP award equal to 128.7% of their applicable target award as follows:

Name	2023 Target SMIP Opportunity (% Base Salary)	2023 Target SMIP Award	2023 SMIP Award Opportunity Range (Threshold - Maximum)	2023 Actual SMIP Award
Chris Caldwell	250%	$2,000,000	$1,000,000 - $3,000,000	$2,574,000
Andre Valentine	100%	$617,614	$308,807 - $926,421	$794,869
Cormac Twomey(1)	100%	$509,559	$254,780 - $764,339	$655,803
Rick Rosso	125%	$687,500	$343,750 - $1,031,250	$884,813
Jane Fogarty	75%	$337,500	$168,750 - $506,250	$434,363
(1)Mr. Twomey’s threshold, target, maximum and actual SMIP award amounts were converted from British pounds to U.S. dollars by using the fiscal year-end exchange rate of 1 GBP to $1.2623.
Performance-Based, Long-Term Equity Incentives. Since 2022, our NEOs have participated in a performance-based, long-term equity incentive plan, under which they receive 50% of their annual equity awards in the form of performance-based RSUs (“PRSUs”) that are earned based on the Company’s revenue and adjusted EBITDA growth over three-year performance periods. Our NEOs are eligible to earn between 0% and 150% of the PRSUs in the aggregate at the end of the three-year performance period based on performance for each year during the performance period, as well as cumulative performance for the same goals over the full three-year period, if higher, with a threshold opportunity at 50% of the target award.
For the three-year performance-period ending November 30, 2025, our NEOs will have the opportunity to earn the number of shares set forth in the table below under the PRSUs that were granted in January 2023. The table also includes the target value of such awards, representing 50% of the NEO’s fiscal year 2023 equity incentive award value.

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Name	PRSU Target Number of Shares	PRSU Share Opportunity Range (Threshold - Maximum)	PRSU Target Value(1)
Chris Caldwell	24,465	12,232 - 36,697	$3,399,901
Andre Valentine	3,741	1,870 - 5,611	$519,887
Cormac Twomey	4,209	2,104 - 6,313	$584,925
Rick Rosso	3,274	1,637 - 4,911	$454,988
Jane Fogarty	1,888	944 - 2,832	$262,375
(1)Determined by multiplying the target number of shares by $138.97, the closing price of the Common Stock on the grant date. The grant date fair value set forth in the 2023 Summary Compensation Table is determined in accordance with ASC Topic 718 and reflects a reduced price per share of $136.19 because the unvested PRSUs do not receive dividends.

Performance will be measured annually based on revenue and adjusted EBITDA growth over the prior year actual performance, with one-third of the awards (at target) eligible to be earned each year. The PRSU goals approved by the Compensation Committee at the start of fiscal year 2023 were challenging, with target performance set at levels expected to represent above-market revenue growth and consistent EBITDA margin progression over the three-year performance period.
For purposes of measuring performance under the PRSUs, adjusted EBITDA is operating income, adjusted to exclude depreciation, acquisition-related and integration expenses, including related restructuring costs, amortization of intangible assets, share-based compensation, and gain on divestitures and related transactions costs.
Time-Based Equity Awards. Our NEOs receive the other 50% of their annual equity awards in the form of time-vested restricted stock. Time-based equity awards foster share ownership by our team, align the interests of our management with those of our stockholders, and enhance retention by vesting over a multi-year vesting schedule. Our time-based equity awards have historically been subject to annual vesting over four years, which means that a significant portion of the equity awards remains at risk until several years following the grant date. Beginning in 2024, the time-based equity awards will vest over three years, which aligns more closely with market practice, while maintaining a significant portion of the awards at risk until several years following the grant date. We do not expect to regularly grant stock options.
The table below reports the number of shares of time-vested restricted stock received by each of our NEOs in January 2023 and the related grant date fair value of such awards, representing 50% of the NEO’s fiscal year 2023 equity incentive award value.

	Number of Shares of Restricted Stock	Grant Date Fair Value
Chris Caldwell	24,465	$3,399,901
Andre Valentine	3,741	$519,887
Cormac Twomey	4,209	$584,925
Rick Rosso	3,274	$454,988
Jane Fogarty	1,888	$262,375
Historical TD SYNNEX Equity Awards. In addition to the Concentrix equity awards that our NEOs have received since the spin-off in December 2020, certain of our NEOs hold equity awards that were granted by TD SYNNEX prior to the spin-off. For most TD SYNNEX equity awards, upon the spin-off, the

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TD SYNNEX equity award was converted into a TD SYNNEX equity award and a Concentrix equity award that each relate to the same number of shares of TD SYNNEX common stock or Common Stock, as the case may be, as the original award. As a result, these NEOs continue to hold equity awards in TD SYNNEX common stock and equity awards in our Common Stock that were granted prior to the spin-off. As the employing entity, Concentrix incurs the expense and enjoys the tax benefit of TD SYNNEX equity awards that are held by Concentrix staff. All of these equity awards will be fully vested by the end of 2024.
Retirement Benefits. Our U.S.-based NEOs are eligible to participate in our 401(k) Plan, and Mr. Twomey participates in our defined contribution plan for U.K.-based staff. Both plans provide for matching contributions by the Company and are provided as part of a competitive executive compensation program that the Compensation Committee believes is necessary to attract and retain executive talent critical to our success. In addition, Mr. Valentine is entitled to certain benefits under the qualified and non-qualified portions of the Convergys defined benefit pension plan, which was frozen effective April 1, 2008 and we assumed in connection with our acquisition of Convergys in October 2018.
Other Benefits. Our named executive officers are entitled to participate in benefit programs generally available to all employees, including medical, dental and life insurance. In addition, Messrs. Caldwell, Valentine and Rosso participate in a Company-paid supplemental life insurance program and Messrs. Valentine and Rosso participate in a Company-paid supplemental long-term disability program. None of our executive officers receive any material perquisites or other personal benefits.
Other Compensation Policies and Practices

Stock Ownership Guidelines. The Compensation Committee believes that executive officers should have a significant equity interest in the Company to provide a direct incentive for management to build and sustain long-term stockholder value. Accordingly, to promote equity ownership and further align the interests of management with those of our stockholders, we maintain the following Stock Ownership Guidelines:
•our CEO is required to hold Common Stock with a value of six times (6x) the CEO’s base salary; and
•each of our other NEOs is required to hold Common Stock with a value of three times (3x) the NEO’s base salary.
Unearned performance awards and unexercised stock options (whether vested or unvested) held by our NEOs do not count toward this ownership requirement. The guidelines provide for a five-year transition period from the date of appointment or promotion to an executive officer role to comply.
Each of our NEOs (other than Ms. Fogarty) has exceeded the applicable ownership requirement. Ms. Fogarty, who joined the Company in an executive officer role in September 2021, is making progress toward achieving the applicable ownership requirement during the guidelines’ transition period. Until our NEOs have met the applicable ownership requirement, they are expected to retain at least 50% of the Common Stock earned through the vesting of equity awards (net of shares withheld to pay taxes), and Ms. Fogarty has complied with this requirement.
Timing of Equity Awards. Generally, we do not grant equity awards during regularly scheduled quarterly blackout windows or in anticipation of the release of material, nonpublic information. If the Compensation Committee or the Board approves an equity award at such a time, the grant date is deferred until the fourth trading day after the conclusion of our trading blackout period. This practice avoids potential undue windfalls that may arise if equity grants are made shortly prior to the release of material non-public information. Consistent with this policy, annual equity grants to our NEOs are made on the fourth trading day after the conclusion of our trading blackout period following the release of our annual earnings in January.

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Clawback Policy. In January 2023, the Compensation Committee recommended and the Board approved a clawback policy that enables the Company to recoup or “claw back” incentive compensation paid to an executive officer within the prior three years in the event of a restatement of the Company’s financial statements. On December 1, 2023, the Board approved amendments to our clawback policy to align with new Nasdaq listing standards regarding clawback policies.
Anti-Hedging Policy. To promote alignment with the interests of our stockholders, under the Company’s Insider Trading Policy, our NEOs and our other staff are prohibited from engaging in hedging transactions related to Company securities, including put and call options and short sales.
No Tax Gross-Up for Change of Control. We are not party to any arrangements or agreements that require us to gross up executive officer taxes under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”).
Tax and Accounting Considerations. As a result of changes to Section 162(m) of the Code adopted as part of the Tax Cuts and Jobs Act in December 2017, compensation paid to covered employees is generally not deductible to the extent that it exceeds $1 million. Although we consider the impact of tax and accounting consequences, including but not limited to Section 162(m) of the Code, when developing and implementing our executive compensation programs, the Compensation Committee retains flexibility to make compensation decisions in its discretion regardless of the tax or accounting treatment.

Employment Agreements. In November 2020, prior to the spin-off, we entered into an offer letter with Mr. Caldwell with respect to his continued service as CEO of Concentrix following the spin-off. The offer letter established Mr. Caldwell’s initial base salary and target SMIP award and provided for the grant of certain equity awards in connection with the spin-off. The offer letter also provides for certain payments to Mr. Caldwell in the event of a termination without cause and contains certain restrictive covenants, including non-competition and employee and client non-solicitation provisions, for the benefit of the Company. See “Potential Payments upon Termination or in Connection with a Change of Control.”
Other than Mr. Caldwell, we do not have employment agreements with any of our named executive officers who are U.S. residents. Consistent with general practice in the United Kingdom, our U.K. subsidiary has an employment agreement with Mr. Twomey, who is a U.K. resident, which provides for certain payments to Mr. Twomey in the event of a termination without cause and contains certain restrictive covenants, including non-competition and employee and client non-solicitation provisions, for the benefit of the Company. See “Potential Payments upon Termination or in Connection with a Change of Control.”

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2023 SUMMARY COMPENSATION TABLE
The following table sets forth the compensation awarded to, earned by or paid to our named executive officers for the fiscal years ended November 30, 2023, 2022 and 2021.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value ($)(3)	All Other Compensation ($)(4)	Total ($)
Chris Caldwell President and CEO	2023	800,000	—	6,731,789	—	2,574,000	—	129,362	10,235,151
	2022	797,329	—	5,952,960	—	1,742,000	—	121,473	8,613,762
	2021	775,000	—	10,549,966	999,988	2,712,500	—	50,283	15,087,737
Andre Valentine Chief Financial Officer	2023	617,614	—	1,029,374	—	794,869	—	48,318	2,490,175
	2022	615,692	—	793,440	—	537,942	—	47,339	1,994,413
	2021	599,625	—	1,999,923	—	839,475	—	31,062	3,470,085
Cormac Twomey(5) EVP, Global Operations and Delivery	2023	509,559	—	1,158,148	—	655,803	—	59,589	2,383,099
	2022	476,170	—	892,800	—	419,917	—	56,400	1,845,287
	2021	473,886	—	1,999,923	—	663,441	—	47,525	3,184,775
Rick Rosso EVP, Global Sales and Account Management	2023	550,000	—	900,874	—	884,813	—	48,181	2,383,868
	2022	541,986	—	694,440	—	598,813	—	46,873	1,882,112
	2021	475,000	—	1,999,923	—	665,000	—	45,253	3,185,176
Jane Fogarty EVP, Legal	2023	446,356	—	519,502	—	434,363	—	32,189	1,432,410
	2022	410,726	—	396,720	—	271,099	—	3,111	1,081,656
	2021	100,962	—	249,912	—	52,500	—	—	403,374
(1)Represents the aggregate fair values of stock awards and option awards granted to our named executive officers, as determined in accordance with ASC Topic 718, on the applicable grant date or, if earlier, the service inception date. The grant date fair value of restricted stock awards was determined by multiplying the number of shares by $138.97, the closing price of the Common Stock on the grant date. The grant date fair value of PRSUs was determined by multiplying the target number of shares by a reduced price per share of $136.19 because the unvested PRSUs do not receive dividends. For other valuation assumptions used to calculate the fair value of our stock awards granted in fiscal year 2023, see Note 4 “Share-Based Compensation” to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended November 30, 2023. The grant date fair values of the NEOs’ 2023 PRSU awards, assuming achievement of the maximum performance level, would be: Mr. Caldwell, $4,997,764; Mr. Valentine, $764,162; Mr. Twomey, $859,767; Mr. Rosso, $668,829; and Ms. Fogarty, $385,690.
(2)For fiscal year 2023, represents performance-based awards under the SMIP earned in fiscal year 2023 and paid in fiscal year 2024.
(3)Mr. Valentine’s accumulated benefit under the Convergys frozen defined benefit pension plan declined by $3,555 in fiscal year 2023. The pension plan, which includes a qualified and a non-qualified portion, was assumed by Concentrix in the Convergys acquisition. The assumptions used to calculate the change in pension value are described in Note 1 to the Pension Benefits table below.

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(4)The amounts shown in the All Other Compensation column for fiscal year 2023 include the following:

	Company Contributions to Defined Contribution Plans(a)	Dividend Payments on Unvested Restricted Stock(b)	Life Insurance Premiums(c)	Taxes on Life Insurance Premiums(d)	Supplemental Long-Term Disability Premiums(e)	Perquisites and Other Personal Benefits	Total
C. Caldwell	$13,200	$108,004	$5,739	$2,419	—	—	$129,362
A. Valentine	$11,779	$17,822	$10,468	$5,129	$3,120	—	$48,318
C. Twomey	$40,764	$18,825	—	—	—	—	$59,589
R. Rosso	$13,200	$15,286	$10,178	$4,872	$4,645	—	$48,181
J. Fogarty	$24,333	$4,142	$2,613	$1,101	—	—	$32,189
(a)Represents matching contributions made to the NEO’s 401(k) Plan account or, in the case of Mr. Twomey, Company contributions to the Company’s defined contribution plan in the United Kingdom.
(b)Represents dividends paid on unvested Concentrix restricted stock awards and unvested TD SYNNEX restricted stock awards held by the NEO. The dividends on the unvested TD SYNNEX restricted stock were paid by TD SYNNEX as the issuer of the equity, but the amounts are included in this column because the benefit relates to the NEO’s continuing employment (i.e., the restricted stock would be forfeited if the NEO’s employment with Concentrix terminates).
(c)Represents group term life insurance premiums paid on behalf of the NEO.
(d)Represents the payment of taxes incurred by the NEO in connection with the group term life insurance benefit.
(e)Represents supplemental long-term disability premiums paid on behalf of the NEO.
(5)Mr. Twomey’s fiscal year 2023 base salary, SMIP award, and amounts included under “All Other Compensation” were paid in British pounds and converted to the U.S. dollar amounts included in the table by using the 2023 fiscal year-end exchange rate of 1 GBP to $1.2623.

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GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2023

The following table sets forth information regarding grants of plan-based awards to each of our named executive officers for the fiscal year ended November 30, 2023.

Name	Grant Date	Approval Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards; Number of Shares of Stock(4) (#)	Grant Date Fair Value of Stock and Option Awards(5) ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Chris Caldwell			1,000,000	2,000,000	3,000,000
	1/27/2023	1/5/2023				12,232	24,465	36,697		3,331,888
	1/27/2023	1/5/2023							24,465	3,399,901
Andre Valentine			308,807	617,614	926,421
	1/27/2023	1/5/2023				1,870	3,741	5,611		509,487
	1/27/2023	1/5/2023							3,741	519,887
Cormac Twomey(6)			254,780	509,559	764,339
	1/27/2023	1/5/2023				2,104	4,209	6,313		573,224
	1/27/2023	1/5/2023							4,209	584,925
Rick Rosso			343,750	687,500	1,031,250
	1/27/2023	1/5/2023				1,637	3,274	4,911		445,886
	1/27/2023	1/5/2023							3,274	454,988
Jane Fogarty			168,750	337,500	506,250
	1/27/2023	1/5/2023				944	1,888	2,832		257,127
	1/27/2023	1/5/2023							1,888	262,375
(1)Represents the date on which the Compensation Committee took action to approve the corresponding equity award. All grants were made on the fourth trading day after the conclusion of the trading blackout period during which the awards were approved, consistent with our equity grant policy.
(2)The amounts shown in these columns reflect each named executive officer’s threshold, target, and maximum award under the SMIP, with the potential for each executive officer’s actual award under the plan to exceed or be less than the target depending upon company performance. The actual SMIP awards for fiscal year 2023 are reflected in the Non-Equity Incentive Plan Compensation column of the 2023 Summary Compensation Table.
(3)The amounts shown in these columns reflect the threshold, target, and maximum number of shares of Common Stock that may vest under each named executive officer’s January 2023 PRSUs based on company performance over the three-year performance period ending November 30, 2025, as described in more detail under “Compensation Discussion and Analysis—Performance-Based, Long-Term Equity Incentives.”
(4)Represents the number of shares of restricted stock granted to each NEO in fiscal year 2023, all of which will vest 25% on each of the first four anniversaries of the grant date.
(5)Represents the aggregate fair values of stock awards granted to our named executive officers, as determined in accordance with ASC Topic 718, on the applicable grant date or, if earlier, the service inception date. The grant date fair value of restricted stock awards was determined by multiplying the number of shares by $138.97, the closing price of the Common Stock on the grant date. The grant date fair value of PRSUs was determined by multiplying the target number of shares by a reduced price per share of $136.19 because the unvested PRSUs do not receive dividends. For other valuation assumptions used to calculate the fair value of our stock and option awards, see Note 4 “Share-Based Compensation” to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended November 30, 2023.
(6)Mr. Twomey’s threshold, target, and maximum SMIP award amounts were converted from British pounds to U.S. dollars by using the 2023 fiscal year-end exchange rate of 1 GBP to $1.2623.

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OUTSTANDING EQUITY AWARDS AT 2023 FISCAL YEAR-END

The following table sets forth information regarding outstanding equity awards for each of our named executive officers as of November 30, 2023.

	Option Awards(1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested(2) (#)	Market Value of Shares of Stock That Have Not Vested(2)(3) ($)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested(4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units That Have Not Vested(3) ($)
Chris Caldwell	12,928	—	31.39	10/7/2024	—	—	—	—
	9,363	—	44.52	10/6/2025	—	—	—	—
	12,630	—	55.94	10/4/2026	—	—	—	—
	11,172	—	64.21	10/3/2027	—	—	—	—
	45,808	—	37.94	10/11/2028	—	—	—	—
	24,547	5,510	55.12	10/2/2029	—	—	—	—
	16,163	10,049	119.72	1/20/2031	—	—	—	—
	—	—	—	—	89,819	8,442,088	—	—
	—	—	—	—	—	—	28,768	2,703,904
Andre Valentine	—	—	—	—	10,385	976,086	—	—
	—	—	—	—	—	—	4,074	382,915
Cormac Twomey	—	—	—	—	11,060	1,039,529	—	—
	—	—	—	—	—	—	4,584	430,850
Rick Rosso	—	—	—	—	9,169	861,794	—	—
	—	—	—	—	—	—	3,566	335,168
Jane Fogarty	—	—	—	—	3,417	321,164	—	—
	—	—	—	—	—	—	2,046	192,304
(1)Prior to the spin-off, Mr. Caldwell was granted option awards by TD SYNNEX under its 2013 Stock Incentive Plan. In connection with the spin-off, each of these option awards was converted into a TD SYNNEX option and a Concentrix option with respect to the same number of shares as the original option, with an adjustment to the exercise prices to preserve the same ratio of the exercise price to the per share value of the underlying stock as existed prior to the spin-off. This table includes only the converted Concentrix option awards granted under the Concentrix 2020 Stock Incentive Plan, as well as any option awards granted by Concentrix following the spin-off. All option awards listed in these columns vest and become exercisable as to 20% of the shares on the first anniversary of the grant date and 1/60th of the shares monthly thereafter over the following four-year period, except for the grant scheduled to expire on January 20, 2031, which vested as to 20% on the first anniversary of October 7, 2020, the scheduled grant date for the fiscal year 2020 equity awards that were delayed due to the spin-off, and 1/60th of the shares monthly thereafter over the following four-year period. The grant date for each of the option awards is the date ten years prior to the option expiration date.
(2)Reflects the aggregate unvested portion of the restricted stock award grants set forth in the below table.

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Grant Date	C. Caldwell	A. Valentine	C. Twomey	R. Rosso	J. Fogarty
October 2, 2019	4,980	4,074	4,074	1,358	—
January 20, 2021	88,122	16,705	16,705	16,705	—
October 5, 2021	—	—	—	—	1,404
January 26, 2022	16,536	2,204	2,480	1,929	1,102
January 27, 2023	24,465	3,741	4,209	3,274	1,888
Total	134,103	26,724	27,468	23,266	4,394
Previously Vested	44,284	16,339	16,408	14,097	977
Remaining Unvested	89,819	10,385	11,060	9,169	3,417
Prior to the spin-off, Messrs. Caldwell, Rosso, Valentine, and Twomey were granted restricted stock awards in 2019 by TD SYNNEX under its 2013 Stock Incentive Plan. In connection with the spin-off, each award was converted into a TD SYNNEX award and a Concentrix award with respect to the same number of shares as the original award. This table reflects only the converted Concentrix awards granted under the Concentrix 2020 Stock Incentive Plan, as well as any restricted stock awards granted by Concentrix following the spin-off. However, the number of shares shown in the table for the October 2, 2019 grants reflects the total number of shares originally granted by TD SYNNEX. The 2019 awards vest as to 20% of the shares on each of the first five anniversaries of the grant date. Of the restricted stock granted to Mr. Caldwell in 2021, 83,528 shares vests as to 20% on each of the first five anniversaries of December 1, 2020, the effective date of the spin-off, and 4,594 shares vests as to 20% on each of the first five anniversaries of October 7, 2020. The restricted stock awards granted to Messrs. Valentine, Twomey and Rosso in 2021 vest as to 25% on each of the first four anniversaries of October 7, 2020. The restricted stock award granted to Ms. Fogarty in 2021 and the 2022 and 2023 restricted stock awards each vest as to 25% of the shares on each of the first four anniversaries of the grant date.
(3)The market or payout value of unvested restricted stock and unvested PRSUs was determined by multiplying the number of shares or units shown by $93.99, the closing price of the Common Stock on November 30, 2023, the last trading day of fiscal year 2023.
(4)Reflects (x) the target number of shares of Common Stock that may vest under each named executive officer’s January 2022 PRSUs based on the company’s achievement of above-threshold performance for the first two years of the three-year performance period ending November 30, 2024, and (y) the threshold number of shares of Common Stock that may vest under each named executive officer’s January 2023 PRSUs based on the company’s achievement of below-threshold performance for the first year of the three-year performance period ending November 30, 2025.

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TD SYNNEX Equity Awards. In addition to the awards set forth above, each of Messrs. Caldwell, Valentine, Twomey and Rosso have unvested TD SYNNEX restricted stock awards, and Mr. Caldwell has TD SYNNEX option awards, that were granted by TD SYNNEX prior to our spin-off. In connection with the spin-off, each of these awards was converted into a TD SYNNEX award and a Concentrix award (reflected in the table above) with respect to the same number of shares as the original award, with an adjustment to the exercise prices of stock options to preserve the same ratio of the exercise price to the per share value of the underlying stock as existed prior to the spin-off. Although these awards are issued in TD SYNNEX equity, vesting of the awards is based on continued service with Concentrix.
The outstanding TD SYNNEX awards held by our NEOs as of November 30, 2023 are as follows:

Name	Grant Date	TD SYNNEX Stock Option Awards(1)				TD SYNNEX Restricted Stock Awards(2)
		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested(3) ($)
Chris Caldwell	10/7/2014	12,928	—	32.18	10/7/2024
	10/6/2015	9,363	—	45.64	10/6/2025
	10/4/2016	12,630	—	57.34	10/4/2026
	10/3/2017	11,172	—	65.83	10/3/2027
	10/11/2018	45,808	—	38.89	10/11/2028
	10/2/2019	24,547	5,510	56.50	10/2/2029	996	98,245
Andre Valentine	10/2/2019	—	—	—	—	814	80,293
Cormac Twomey	10/2/2019	—	—	—	—	814	80,293
Rick Rosso	10/2/2019	—	—	—	—	271	26,731
(1)All option awards listed in these columns vest and become exercisable as to 20% of the shares on the first anniversary of the grant date and 1/60th of the shares monthly thereafter over the following four-year period.
(2)The restricted stock vests ratably on an annual basis through the fifth anniversary of the grant date.
(3)The market value of unvested restricted stock was determined by multiplying the number of shares shown by $98.64, the closing price of the common stock of TD SYNNEX on November 30, 2023, the last trading day of fiscal year 2023.

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OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2023

The following table sets forth the dollar amounts realized pursuant to the vesting or exercise of equity-based awards by each of our NEOs during the fiscal year ended November 30, 2023.

Name	Option Awards		Stock Awards(1)(2)
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Chris Caldwell	—	—	24,201	2,892,979
Andre Valentine	—	—	5,542	479,747
Cormac Twomey	—	—	5,611	489,533
Rick Rosso	—	—	5,257	453,314
Jane Fogarty	—	—	626	66,445
(1)The value realized on vesting reflects the aggregate market value of the total shares of Common Stock vested on the vesting date. The number of shares acquired and the value realized have not been reduced to reflect the withholding of shares of Common Stock for the payment of any tax obligation.
(2)Our NEOs vested in the following shares of TD SYNNEX common stock during fiscal year 2023:

Name	Number of TD SYNNEX Shares Acquired on Vesting(a) (#)	Value Realized on Vesting(b) ($)
Chris Caldwell	2,443	237,580
Andre Valentine	815	80,595
Cormac Twomey	815	80,595
Rick Rosso	599	58,327
Jane Fogarty	—	—
(a)See “2023 Outstanding Equity Awards at Fiscal Year-End Table—TD SYNNEX Equity Awards” for information about the unvested TD SYNNEX equity awards held by our NEOs.
(b)The value realized on vesting reflects the aggregate market value of the total shares of TD SYNNEX common stock vested on the vesting date. The number of shares acquired and the value realized have not been reduced to reflect the withholding of shares of TD SYNNEX common stock for the payment of any tax obligation.

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PENSION BENEFITS
The following table sets forth information, as of November 30, 2023, regarding the present value of the benefits that are expected to be paid to Mr. Valentine under the qualified and non-qualified portion of the Convergys defined benefit pension plan, which we assumed in our acquisition of Convergys in October 2018. None of our other NEOs participate in qualified or non-qualified defined benefit plans. The Compensation Committee may elect to adopt qualified or non-qualified defined benefit plans in the future if the Compensation Committee determines that doing so is in our best interests.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Andre Valentine	Convergys Corporation Pension Plan	26	279,613	—
	Convergys Corporation Non-Qualified Excess Pension Plan	26	82,627	—
(1)The present value of accumulated benefit was determined using a discount rate of 5.30% and assuming a 63% lump sum payment distribution at age 65 (the normal retirement age specified in the Convergys Corporation Pension Plan).
The Convergys Corporation Pension Plan is a cash-balance pension plan that was open to certain U.S.-resident employees of Convergys hired prior to April 1, 2007. The plan was frozen effective April 1, 2008, and no additional pension credits accrue for eligible employees. At the end of each year, active participants’ accounts are credited with interest at the rate of 4% per annum. At retirement or other termination of employment, an amount equivalent to the balance then credited to the account is payable to the participant in the form of a life annuity. In lieu of a life annuity, a participant may elect to receive the actuarial equivalent of their benefit in the form of a lump sum, or a joint and survivor annuity.
The non-qualified excess pension plan provides a pension benefit to employees, including Mr. Valentine, whose pension benefit under the Pension Plan is reduced or capped due to Internal Revenue Service limitations. Benefits are paid in ten annual installments or, if less, the number of annual installments (rounded up) equal to the value of the benefits divided by $50,000, commencing six months after a participant’s separation from service.
POTENTIAL PAYMENTS UPON TERMINATION OR IN CONNECTION WITH A CHANGE OF CONTROL

The following summarizes the potential payments payable to our NEOs upon termination of employment or a change of control under individual agreements or the Concentrix Change of Control Severance Plan in effect as of the end of fiscal year 2023. Although much of the compensation for our NEOs is performance-based and contingent upon achievement of financial goals, we believe that change of control arrangements provide important protection to our NEOs, are generally consistent with the practice of our peer companies, and are appropriate for the attraction and retention of executive talent.
In November 2020, we entered into an offer letter with Mr. Caldwell with respect to his continued service as our CEO following the spin-off. Under the terms of the offer letter, if Mr. Caldwell’s employment is terminated for a reason other than cause, disability or death and he signs a standard release of claims, he would be entitled to salary continuation for twelve months at a rate equal to the average of total salary and SMIP over the prior three years and paid COBRA for 12 months. In addition, under our Change of Control Severance Plan and Mr. Caldwell’s offer letter, if any of Messrs. Caldwell, Valentine or Rosso or Ms. Fogarty is terminated for a reason other than cause, disability or death within two months before or 12 months after a change of control (including a voluntary termination because of a reduction in salary or position or a relocation) and they sign a standard release of claims, they would be entitled to salary continuation for a minimum of 18 months plus one month per year of employment after the eighteenth year of employment, up to a maximum of 24 months, at a rate equal to the average of total salary and SMIP over the prior three years and paid COBRA for two years. Severance payments for these

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individuals would be delayed for six months following termination of employment to the extent required by Section 409A.
In January 2019, consistent with general practice in the United Kingdom, we entered into an employment agreement with Mr. Twomey, who is a U.K. resident. Under his employment agreement, upon a termination without cause, Mr. Twomey is entitled to (i) six months’ notice of termination or, in lieu of notice, payment of his base salary for such period, and (ii) a pro rata portion of his target SMIP award through the date of termination (including the six-month notice period). As a non-U.S. person, Mr. Twomey is not eligible to participate in the Change of Control Severance Plan.
In addition to the foregoing, certain of our outstanding equity awards include a “double-trigger” change of control provision that would accelerate the unvested portion of the equity award if an NEO’s employment is terminated as a result of Involuntary Termination (as such term is defined in the relevant equity award agreement) within 24 months following a Change of Control.
The following table sets forth potential payments payable to our NEOs, under the circumstances described below, assuming that their employment was terminated or a change of control occurred on November 30, 2023.

Name	Benefit	Voluntary Termination ($)	Change of Control; No Termination ($)	Termination without Cause; No Change of Control ($)	Termination without Cause or Involuntary Termination Following Change of Control ($)
Chris Caldwell	Salary continuation	—	—	2,936,276	4,893,794
	Benefits continuation	—	—	34,738	69,476
	Equity award vesting	—	—	—	6,058,783
	Total	—	—	2,971,014	11,022,053
Andre Valentine	Salary continuation	—	—	—	2,662,517
	Benefits continuation	—	—	—	64,381
	Equity award vesting	—	—	—	882,660
	Total	—	—	—	3,609,558
Cormac Twomey(1)	Salary	—	—	764,339	764,339
	Target SMIP	—	—	509,559	509,559
	Equity award vesting	—	—	—	993,098
	Total	—	—	1,273,898	2,266,996
Rick Rosso	Salary continuation	—	—	—	2,361,199
	Benefits continuation	—	—	—	62,462
	Equity award vesting	—	—	—	772,504
	Total	—	—	—	3,196,165
Jane Fogarty	Salary continuation	—	—	—	971,789
	Benefits continuation	—	—	—	62,418
	Equity award vesting	—	—	—	444,009
	Total	—	—	—	1,478,216
(1)The salary and target SMIP amounts set forth in the table for Mr. Twomey were converted from British pounds to U.S. dollars by using the fiscal year-end exchange rate of 1 GBP to $1.2623.

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CEO PAY RATIO
Consistent with the rules adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we calculated our CEO-to-median employee pay ratio for fiscal year 2023 in accordance with Item 402(u) of Regulation S-K. We believe that the CEO pay ratio disclosure provided below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
To estimate the CEO pay ratio for fiscal year 2023, we first identified our median employee by examining the 2023 total fixed cash compensation (including base salary and fixed allowances but excluding variable incentive compensation) for all individuals who were employed by us on September 1, 2023, excluding (i) our CEO and (ii) the approximately 125,000 employees that joined us in connection with the Webhelp combination in September 2023. We used total fixed cash compensation because it is applied consistently across our organization and the target values of the excluded elements do not differ materially for those employees who could constitute our median compensated employee. Other than as set forth above, we included all employees, whether employed on a full-time, part-time, intern, temporary or seasonal basis, and annualized the compensation for any full-time employees that were not employed by us for all of fiscal year 2023. We did not exclude any employees working outside the United States and converted compensation paid in foreign currencies to U.S. dollar amounts using the applicable exchange rate at September 1, 2023. We did not make any assumptions, adjustments, or estimates with respect to total fixed cash compensation, except that we assumed that each intern, temporary or seasonal employee had total fixed cash compensation less than that of the median employee.
We employ more than 440,000 people in more than 70 countries around the world, more than 70% of which are located in Asia-Pacific, Latin America or Africa. After identifying our median employee based on total fixed cash compensation, we calculated annual total compensation for this employee using the same methodology we use for our named executive officers as set forth in the 2023 Summary Compensation Table included in this Proxy Statement. Based on this calculation, our median employee’s annual total compensation for 2023 was $4,388. Our CEO’s annual total compensation for 2023 was $10,235,151, as reflected in the 2023 Summary Compensation Table included in this Proxy Statement. As a result, we estimate that our CEO’s annual total compensation for 2023 was approximately 2,333 times that of our median employee’s annual total compensation for 2023. This ratio was affected by the factors discussed under “Compensation Discussion and Analysis—Elements of the Fiscal Year 2023 Compensation Program,” our mix of staff in different countries around the world, and currency exchange rates.
The CEO pay ratio disclosure rules of Item 402(u) of Regulation S-K provide significant flexibility regarding the methodology used to identify the median employee and calculate the median employee’s annual total compensation. Our methodology may differ materially from the methodology used by other companies to prepare their CEO pay ratio disclosures. Moreover, differences in employee populations, geographic locations, business strategies and compensation practices may contribute to a lack of comparability between our CEO pay ratio and the CEO pay ratio reported by other companies, including those within our industry.
PAY VERSUS PERFORMANCE

This disclosure has been prepared in accordance with the SEC’s pay versus performance rules in Item 402(v) of Regulation S-K and does not reflect the value actually realized by our NEOs or how the Compensation Committee evaluates compensation decisions in light of Company or individual performance. The following tables and related disclosures provide information about (i) the total compensation of our principal executive officer (“PEO”) and our non-PEO NEOs (collectively, the “Other NEOs”) as presented in the 2023 Summary Compensation Table (“SCT”), (ii) the “compensation actually paid” to our PEO and our Other NEOs, as calculated pursuant to Item 402(v) of Regulation S-K (“CAP”), (iii) certain financial performance measures, and (iv) the relationship of CAP to those financial performance measures.

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Neither the CAP nor the amount reported in the SCT reflect the amount of compensation actually paid, earned, or received during the applicable year. A significant portion of the CAP reflected in the table below relates to changes in the value of unvested equity awards during the applicable year. Unvested equity awards remain subject to risk of forfeiture and possible future declines or increases in value based on changes in the trading price of our common stock. The value of equity awards ultimately realized by our NEOs cannot be determined until the awards vest or, in the case of stock options, until the awards are exercised.

For a discussion of our executive compensation program and how the Compensation Committee evaluates Company and individual performance when making compensation decisions, see “Compensation Discussion and Analysis.”

Year (a)	SCT Total for PEO ($) (b)	PEO CAP ($)(1) (c)	Average SCT Total for Other NEOs ($) (d)	Average CAP for Other NEOs ($)(2) (e)	Value of Initial Fixed $100 Investment Based on:		Net Income ($ millions) (h)	Non-GAAP Operating Income ($ millions)(4) (i)
					Total Shareholder Return ($) (f)	Peer Group Total Shareholder Return ($)(3) (g)
2023	10,235,151	2,761,305	2,172,388	1,246,283	89.51	35.76	313.8	1,010.0
2022	8,613,762	2,215,482	1,700,867	977,421	116.55	72.41	435.0	884.1
2021	15,087,737	32,933,201	2,536,544	3,868,727	158.10	121.30	405.6	733.7

The table above includes the compensation of the following PEO and Other NEOs for the years shown below:

	PEO	Other NEOs
2023	Chris Caldwell	Andre Valentine, Cormac Twomey, Rick Rosso, and Jane Fogarty
2022	Chris Caldwell	Andre Valentine, Cormac Twomey, Rick Rosso, and Jane Fogarty
2021	Chris Caldwell	Andre Valentine, Cormac Twomey, Rick Rosso, Jane Fogarty, and Steve Richie
(1)The PEO CAP for each year was determined in accordance with Item 402(v) of Regulation S-K by making the following adjustments to the SCT Totals:

	Amounts Deducted from SCT Total		Amounts Added to SCT Total				Net Adjustment ($)
	Grant Date Fair Value of Stock Awards ($)	Grant Date Fair Value of Option Awards ($)	Vesting Date Fair Value of Equity Awards Granted and Vested during Fiscal Year ($)	Year-End Fair Value of Equity Awards Granted during Fiscal Year that were Outstanding and Unvested at Year End ($)	Year-over-Year Change in Year-End Fair Value of Equity Awards Granted in any Prior Fiscal Year that were Outstanding and Unvested at Year End ($)	Change in Fair Value as of the Vesting Date of Equity Awards Granted in any Prior Fiscal Year that Vested during Fiscal Year ($)
2023	6,731,789	—	—	3,357,219	(3,680,145)	(419,131)	(7,473,846)
2022	5,952,960	—	—	4,081,079	(4,455,458)	(70,941)	(6,398,280)
2021	10,549,966	999,988	619,398	16,040,965	4,839,758	7,895,297	17,845,464

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(2)The average CAP for our Other NEOs was determined in accordance with Item 402(v) of Regulation S-K by making the following adjustments to the Average SCT Totals:

	Amounts Deducted from Average SCT Total			Amounts Added to Average SCT Total					Net Adjustment ($)
	Average Grant Date Fair Value of Stock Awards ($)	Fair Value at Prior Year-End of Equity Awards Forfeited During Fiscal Year ($)	Average Change in Pension Value ($)	Average Vesting Date Fair Value of Equity Awards Granted and Vested during Fiscal Year ($)	Average Year-End Fair Value of Equity Awards Granted during Fiscal Year that were Outstanding and Unvested at Year End ($)	Average Year-over-Year Change in Year-End Fair Value of Equity Awards Granted in any Prior Fiscal Year that were Outstanding and Unvested at Year End ($)	Average Change in Fair Value as of the Vesting Date of Equity Awards Granted in any Prior Fiscal Year that Vested during Fiscal Year ($)	Pension Service Cost ($)
2023	901,975	—	—	—	449,825	(324,998)	(148,957)	—	(926,105)
2022	694,350	—	—	—	476,015	(329,767)	(175,344)	—	(723,446)
2021	1,599,926	26,640	—	587,407	1,294,501	112,712	964,129	—	1,332,183
(3)The peer group total shareholder return in this column reflects the peer group comprised of our core CX solutions competitors that are publicly traded companies, as set forth in Part II, Item 5 of our Annual Report on Form 10-K for the fiscal year ended November 30, 2023.
(4)Non-GAAP operating income is operating income, adjusted to exclude acquisition-related and integration expenses, including related restructuring costs, amortization of intangible assets, share-based compensation, and gain on divestitures and related transaction costs. 65% of our NEOs’ SMIP awards for fiscal year 2023 were based on non-GAAP operating income performance for fiscal year 2023. See page 37 of our Annual Report on Form 10-K for the fiscal year ended November 30, 2023 for a reconciliation of non-GAAP operating income to operating income, as reported.
2023 Performance Measures
In accordance with Item 402(v) of Regulation S-K, the following table lists (in alphabetical order) the three financial performance measures that, in the Company’s assessment, represent the most important financial performance measures used to link CAP for our NEO to Company performance for fiscal year 2023, as further described in our Compensation Discussion and Analysis.
•Adjusted EBITDA
•Non-GAAP Operating Income
•Revenue
Relationship Between CAP and Performance
In accordance with Item 402(v) of Regulation S-K, the charts below illustrate how our PEO’s CAP and Other NEOs’ average CAP compares to our Company’s financial performance as measured by our total shareholder return, our peer group total shareholder return, our net income, and our non-GAAP operating income. CAP, as calculated in accordance with Item 402(v) of Regulation S-K, reflects, among other things, adjustments to the fair value of equity awards during the years presented. Factors impacting the fair value of equity awards include the trading price of our common stock on vesting dates and at year end, as well as the projected and actual achievement of performance goals.

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CAP Compared to Company TSR and Peer Group TSR
Compensation Actually Paid ($ millions)
Value of $100 investment from Dec. 1, 2020
$35.0
$28.0
$21.0
$14.0
$7.0
$0.0
$250
$200
$150
$100
$50
$0
$32.9
$3.9
$2.2
$1.0
$2.8
$1.2
$100.00
$158.10
$121.30
$116.55
$72.41
$89.51
$35.76
FY 2021
FY 2022
FY 2023
PEO
Other NEOs
CNXC TSR
Peer Group TSR

CAP Compared to Net Income and Non-GAAP Operating Income
Compensation Actually Paid ($ millions)
Net Income and Non-GAAP OI ($ millions)
$35.0
$28.0
$21.0
$14.0
$7.0
$—
$1,200.0
$960.0
$720.0
$480.0
$240.0
$0.0
$32.9
$3.9
$2.2
$1.0
$2.8
$1.2
$733.7
$884.1
$1,010.0
$405.6
$435.0
$313.8
FY 2021
FY 2022
FY 2023
PEO
Other NEOs
Net Income
Non-GAAP Operating Income

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DIRECTOR COMPENSATION
Our Compensation Committee is responsible for reviewing our director compensation program and recommending adjustments, as appropriate, to the full Board. As part of its review, the Compensation Committee considers the significant time commitment and expertise required to effectively serve on our Board and its committees. The Board’s goal for our director compensation program is to provide non-employee directors with a fair compensation package that reflects the services they perform for our stockholders, as well as the performance of the Company.
In March 2023, the Compensation Committee recommended, and the Board approved, changes to our non-employee director compensation program to add Committee member retainers, increase the amounts of the Audit and Compensation Committee chair retainers, decrease the annual Board cash retainer and increase the annual Board equity grant. As amended, our director compensation program consists of an annual cash retainer, a Board Chair retainer, Committee Chair and member retainers, and a long-term equity component, which consists of a grant of restricted stock units that vest in full on the earlier of the one-year anniversary of the date of grant and the date of our next annual meeting.

	Annual Member Retainer	Additional Chair Retainer
Board	$85,000	$150,000
Audit Committee	$15,000	$15,000
Compensation Committee	$12,500	$12,500
Nominating and Governance Committee	$10,000	$10,000
Executive Committee	$—	$—
Annual equity grant	$175,000
The 2023 changes were based, in part, on a review of the director compensation at our compensation peer group and aligned our director compensation program more closely to the peer group, while continuing to emphasize director equity ownership to strengthen alignment with stockholder interests. See “Compensation Discussion and Analysis—Our Compensation Process.”
We provide coverage for directors under a director and officer liability insurance policy. We also reimburse directors for their reasonable out-of-pocket expenses for attending Board and Committee meetings and educational seminars and conferences in accordance with our director education program.

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2023 Director Compensation
The following table sets forth the compensation paid to, or earned by, each of our non-employee directors in fiscal year 2023.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	All Other Compensation(2) ($)	Total ($)
Teh-Chien Chou	$123,451	$174,920	$1,470	$299,841
LaVerne H. Council	$108,628	$174,920	$1,470	$285,018
Jennifer Deason	$106,902	$174,920	$1,470	$283,292
Olivier Duha(3)	$15,599	$86,708	$355	$102,662
Nicolas Gheysens(3)(4)	$15,599	$86,708	$355	$102,662
Kathryn Hayley	$120,000	$174,920	$1,470	$296,390
Kathryn Marinello	$239,647	$174,920	$1,470	$416,037
Dennis Polk	$89,647	$174,920	$1,470	$266,037
Ann Vezina	$118,274	$174,920	$1,470	$294,664
(1)Represents the aggregate fair values of stock awards granted to our non-employee directors, as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”), on the applicable grant date. For valuation assumptions used to calculate the fair value of our stock awards, see Note 4 “Share-Based Compensation” to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended November 30, 2023.
As of November 30, 2023, each non-employee director other than Messrs. Duha, Gheysens, and Polk held 1,482 shares of unvested restricted stock. As of November 30, 2023, (i) each of Messrs. Duha and Gheysens held 1,173 shares of unvested restricted stock units and (ii) Mr. Polk held 2,885 shares of unvested restricted stock and stock options to purchase 18,129 shares of Common Stock, of which 9,588 were vested and exercisable. Mr. Polk’s equity awards include Concentrix restricted stock and options to purchase shares of Common Stock that were issued in connection with the conversion of TD SYNNEX equity awards upon our spin-off in December 2020.
(2)Represents dividends paid on unvested restricted stock awards received as a non-employee director of Concentrix.
(3)Cash retainer converted from euros by using the fiscal year-end exchange rate of 1 EUR to $1.0907.
(4)At the request of Mr. Gheysens and to comply with the internal policies of GBL, Mr. Gheysens’ cash retainer was paid directly to GBL.
Stock Ownership Guidelines

The Board has adopted stock ownership guidelines that require each non-employee director to beneficially own shares of Common Stock, whether vested or unvested, that have a value equal to five times the annual Board retainer, which is currently $85,000. The stock ownership guidelines promote and increase the ownership of Common Stock by our Board and further align the Board’s interests with those of our stockholders. Each non-employee director has five years from their initial election or appointment to the Board to satisfy the ownership guidelines and, based on this transition period, each of our non-employee directors is in compliance with the guidelines. Unexercised stock options (whether vested or unvested) and unearned performance awards are not counted toward compliance with the stock ownership guidelines.
Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is a current or former officer or employee of the Company, or had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K. No member of the Board is an executive officer of another company for which an executive officer of the Company serves as a director.

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Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K of the Securities Act of 1933 and, based on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated in our Annual Report on Form 10-K for the fiscal year ended November 30, 2023.

Compensation Committee
Kathryn Hayley, Chair
LaVerne H. Council
Ann Vezina
GENERAL INFORMATION

Concentrix will pay the costs of soliciting proxies on behalf of the Board. In addition to solicitation by mail, Concentrix officers, directors, and employees may solicit proxies personally, electronically, or by telephone, and will receive no additional compensation for their services. The Company will also reimburse brokers and other nominees for their reasonable out-of-pocket expenses incurred in connection with distributing forms of proxies and proxy materials to beneficial owners of Common Stock.
2025 Annual Meeting of Stockholders

Stockholder proposals intended for inclusion in the Company’s Proxy Statement for the 2025 Annual Meeting of Stockholders must be received by the Company no later than October 12, 2024 and must otherwise comply with SEC rules relating to stockholder proposals, including with respect to the types of stockholder proposals that are appropriate for inclusion in a proxy statement. Proposals we receive after that date will not be included in the Company’s Proxy Statement for the 2025 Annual Meeting of Stockholders. A stockholder proposal not included in the proxy statement will be ineligible for presentation at the 2025 Annual Meeting of Stockholders unless the stockholder gives timely notice of the proposal in writing to the Corporate Secretary at the principal executive offices of the Company. Under the Company’s Bylaws, in order for a matter to be deemed properly presented by a stockholder, timely notice must be delivered to, or mailed and received at the Company’s principal executive offices not more than 120 days nor less than 90 days in advance of the anniversary of the date of the Company’s proxy statement for the prior year’s Annual Meeting. However, if no Annual Meeting was held in the prior year or the current Annual Meeting is scheduled for a date more than 30 days before or after the anniversary of the prior year’s Annual Meeting, the Company must receive the stockholder’s notice by the later of the 90th day prior to the current Annual Meeting and the 10th day following public disclosure of the date of the current Annual Meeting.
Assuming the date of our 2025 Annual Meeting is not so advanced or delayed, if a stockholder notifies the Company after December 25, 2024 of the intent to present a proposal, the persons named as the Company’s proxies for the 2025 Annual Meeting of Stockholders will be permitted to exercise discretionary voting authority with respect to that proposal even if the matter is not discussed in the Company’s proxy statement for that meeting. Proposals or notices should be sent to our Corporate Secretary at the following address: Corporate Secretary, Concentrix Corporation, 39899 Balentine Drive, Suite 235, Newark, CA 94560.
Important Notice Regarding Delivery of Stockholder Documents

To eliminate duplicate mailings, conserve natural resources, and reduce printing costs and postage fees, we engage in householding and will deliver a single set of proxy materials (other than proxy cards,

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which will remain separate) to stockholders who share the same address and who have the same last name or have consented in writing. You may nonetheless receive a separate mailing if you hold additional shares in a brokerage account.
If your household receives multiple copies of our proxy materials, you may request to receive only one copy by contacting Broadridge Financial Solutions, Inc. at (866) 540-7095 or in writing at Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Similarly, if your household receives only one copy of our proxy materials, you may request an additional copy by contacting Broadridge as indicated above or by writing to our Corporate Secretary at Concentrix Corporation, 39899 Balentine Drive, Suite 235, Newark, CA 94560. We will deliver the requested additional copy promptly following our receipt of your request.
Information Requests

Upon written request to Concentrix Corporation, 201 East 4th Street, Cincinnati, Ohio 45202, Attention: Investor Relations Department, the Company will provide, without charge, a copy of the Company’s Annual Report on Form 10-K, this Proxy Statement, any committee charter, our Governance Guidelines, our Human Rights Policy or our Code of Ethical Business Conduct. Copies of the exhibits to the Form 10-K will be provided to any requesting stockholder if the stockholder agrees to reimburse us for our reasonable costs in providing such exhibits. The reports and documents referenced in this paragraph are also available on the Investor Relations section of the Company’s website at www.concentrix.com. The information on our website is not, and will not be deemed to be, a part of this Proxy Statement or incorporated into any other filings we make with the SEC.

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                                     Annex A
CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF CONCENTRIX CORPORATION

Concentrix Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

FIRST: The name of the corporation is Concentrix Corporation.

SECOND: The original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on December 15, 2009 under the name SYNNEX GBS, INC., and was amended on March 14, 2014 to change the name to Concentrix Global Holdings, Inc., and was subsequently amended on each of February 12, 2020 and November 25, 2020.

THIRD: The Certificate of Incorporation of the corporation is hereby amended by deleting the paragraph under ARTICLE IX and replacing such paragraph with the following paragraph so that, as amended, said Article shall be and read as follows:

This Article IX or Articles V, VII and VIII may be adopted, amended or replaced by the affirmative vote of a majority of the voting power of the shares of capital stock of the corporation, voting together as a single class.

FOURTH: The Board of Directors of the corporation has duly adopted a resolution pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the Certificate of Incorporation of the corporation and declaring said amendment to be advisable.

FIFTH: This Certificate of Amendment and the amendment to the Certificate of Incorporation effected hereby has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

SIXTH: This Certificate of Amendment, and the amendment effected hereby, shall become effective upon filing.

IN WITNESS WHEREOF, the corporation has caused this certificate to be signed this [__] day of [_________], 2024.

Concentrix Corporation

By:
Jane C. Fogarty
Executive Vice President, Legal

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Annex B

CONCENTRIX CORPORATION
AMENDED AND RESTATED 2020 STOCK INCENTIVE PLAN

(Adopted by the Board of Directors on August 22, 2024)
(Approved by the Stockholders on [_], 2024)

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SECTION 1. ESTABLISHMENT AND PURPOSE.	6
SECTION 2. DEFINITIONS.	6
(a) “Affiliate”	6
(b) “Award”	6
(c) “Award Agreement”	6
(d) “Board of Directors” or “Board”	6
(e) “Cash-Based Award”	6
(f) “Cause”	6
(g) “Change in Control”	6
(h) “Code”	7
(i) “Committee”	8
(j) “Company”	8
(k) “Consultant”	8
(l) “Disability”	8
(m) “Employee”	8
(n) “Exchange Act”	8
(o) “Exercise Price”	8
(p) “Fair Market Value”	8
(q) “Involuntary Termination”	9
(r) “ISO”	9
(s) “Nonstatutory Option” or “NSO”	9
(t) “Option”	9
(u) “Outside Director”	9
(v) “Parent”	9
(w) “Participant”	9
(x) “Plan”	9
(y) “Purchase Price”	9
(z) “Restricted Share”	9
(aa) “SAR”	9
(bb) “Section 409A”	9
(cc) “Service”	9
(dd) “Share”	10
(ee) “Stock”	10
(ff) “Stock Unit”	10
(gg) “Subsidiary”	10
SECTION 3. ADMINISTRATION.	10
(a) Committee Composition	10
(b) Committee for Non-Officer Grants	10

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(c) Committee Procedures	10
(d) Committee Responsibilities	10
(e) No Repricing or Cash Buyouts Without Stockholder Approval	12
SECTION 4. ELIGIBILITY.	12
(a) General Rule	12
(b) Ten-Percent Stockholders	12
(c) Attribution Rules	12
(d) Outstanding Stock	12
(e) Automatic Grants to Outside Directors	12
SECTION 5. STOCK SUBJECT TO PLAN.	13
(a) Basic Limitation	13
(b) Additional Shares	13
(c) Minimum Vesting Period	14
(d) Substitution and Assumption of Awards	14
(e) Effect of Change in Control	14
(f) Fractional Shares	15
SECTION 6. RESTRICTED SHARES.	15
(a) Restricted Share Award Agreement	15
(b) Payment for Awards	15
(c) Vesting	15
(d) Voting and Dividend Rights	15
(e) Restrictions on Transfer of Shares	15
SECTION 7. TERMS AND CONDITIONS OF OPTIONS.	15
(a) Stock Option Award Agreement	15
(b) Number of Shares	16
(c) Exercise Price	16
(d) Withholding Taxes	16
(e) Exercisability and Term	16
(f) Exercise of Options	16
(g) No Rights as a Stockholder	16
(h) Modification, Extension and Renewal of Options	17
(i) Restrictions on Transfer of Shares	17
SECTION 8. PAYMENT FOR SHARES.	17
(a) General Rule	17
(b) Surrender of Stock	17
(c) Services Rendered	17
(d) Cashless Exercise	17
(e) Exercise/Pledge	17
(f) Net Exercise	17

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(g) Promissory Note	18
(h) Other Forms of Payment	18
(i) Limitations under Applicable Law	18
SECTION 9. STOCK APPRECIATION RIGHTS.	18
(a) SAR Award Agreement	18
(b) Number of Shares	18
(c) Exercise Price	18
(d) Exercisability and Term	18
(e) Exercise of SARs	18
(f) Modification, Extension or Assumption of SARs	18
(g) Buyout Provisions	19
SECTION 10. STOCK UNITS.	19
(a) Stock Unit Award Agreement	19
(b) Payment for Awards	19
(c) Vesting Conditions	19
(d) Voting and Dividend Rights	19
(e) Form and Time of Settlement of Stock Units	19
(f) Death of Participant	20
(g) Creditors’ Rights	20
SECTION 11. CASH-BASED AWARDS.	20
SECTION 12. ADJUSTMENT OF SHARES.	20
(a) Adjustments	20
(b) Dissolution or Liquidation	20
(c) Reorganizations	20
(d) Reservation of Rights	21
SECTION 13. DEFERRAL OF AWARDS.	21
(a) Committee Powers	21
(b) General Rules	22
SECTION 14. AWARDS UNDER OTHER PLANS.	22
SECTION 15. LEGAL AND REGULATORY REQUIREMENTS.	22
SECTION 16. TAXES.	22
(a) Withholding Taxes	22
(b) Share Withholding	22
(c) Section 409A	23
SECTION 17. LIMITATION ON PARACHUTE PAYMENTS.	23
(a) Scope of Limitation	23
(b) Basic Rule	23

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(c) Reduction of Payments	23
(d) Related Corporations	24
SECTION 18. TRANSFERABILITY.	24
SECTION 19. PERFORMANCE BASED AWARDS.	24
SECTION 20. NO EMPLOYMENT RIGHTS.	24
SECTION 21. DURATION AND AMENDMENTS.	24
(a) Term of the Plan	24
(b) Right to Amend the Plan	24
(c) Effect of Termination	24
SECTION 22. AWARDS TO NON-U.S. PARTICIPANTS.	25
SECTION 23. CANCELLATION OR CLAWBACK OF AWARDS.	25
SECTION 24. GOVERNING LAW.	25
SECTION 25. SUCCESSORS AND ASSIGNS.	25
SECTION 26. EXECUTION.	25

2024 Special Meeting B-5

CONCENTRIX CORPORATION

AMENDED AND RESTATED 2020 STOCK INCENTIVE PLAN
SECTION 1. ESTABLISHMENT AND PURPOSE.

The Plan, as amended and restated, was adopted by the Board of Directors on August 22, 2024 and shall be effective immediately upon approval by the Company’s stockholders (such effective date, the “Restatement Effective Date”). The Plan was originally adopted by the Board of Directors on November 12, 2020, prior to the spin-off and distribution of Stock to the stockholders of SYNNEX Corporation (now TD SYNNEX Corporation) pursuant to a registration statement filed by the Company with the Securities and Exchange Commission. The Plan’s purpose is to enhance the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership and other incentive opportunities.

SECTION 2. DEFINITIONS.

(a)    “Affiliate” shall mean any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity.

(b)    “Award” shall mean any award of an Option, a SAR, a Restricted Share, a Stock Unit or a Cash-Based Award under the Plan.

(c)    “Award Agreement” shall mean the agreement between the Company and the recipient of an Award which contains the terms, conditions and restrictions pertaining to such Award.

(d)    “Board of Directors” or “Board” shall mean the Board of Directors of the Company, as constituted from time to time.

(e)    “Cash-Based Award” shall mean an Award that entitles the Participant to receive a cash-denominated payment.

(f)    “Cause” shall mean (i) commission of a felony, an act involving moral turpitude, or an act constituting common law fraud, and that has a material adverse effect on the business or affairs of the Company or its affiliates or stockholders, (ii) intentional or willful misconduct or refusal to follow the lawful instructions of the Board of Directors or the Chief Executive Officer of the Company or (iii) intentional breach of Company confidential information obligations that has an adverse effect on the Company or its affiliates or stockholders. No act or failure to act shall be considered “intentional or willful” unless it is done, or omitted to be done, in bad faith without a reasonable belief that the action or omission is in the best interests of the Company.

(g)    “Change in Control” shall mean the occurrence of any of the following events:
(i)A change in the composition of the Board of Directors occurs, as a result of which fewer than one-half of the incumbent directors are directors who either:
(A)Had been directors of the Company on the “look-back date” (as defined below) (the”original directors”); or
(B)Were elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved (the “continuing directors”);

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provided, however, that for this purpose, the “original directors” and “continuing directors” shall not include any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board;
(ii)Any “person” (as defined below) who by the acquisition or aggregation of securities, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the “Base Capital Stock”); except that any change in the relative beneficial ownership of the Company’s securities by any person resulting solely from a reduction in the aggregate number of outstanding Shares of Base Capital Stock, and any decrease thereafter in such person’s ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person’s beneficial ownership of any securities of the Company;
(iii)The consummation of a merger or consolidation of the Company or a Subsidiary of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (A) the Company (or its successor) and (B) any direct or indirect parent corporation of the Company (or its successor); or
(iv)The sale, transfer or other disposition of all or substantially all of the Company’s assets.
For purposes of subsection (f)(i) above, the term “look-back” date shall mean the later of (1) the Restatement Effective Date and (2) the date that is 24 months prior to the date of the event that may constitute a Change in Control.

For purposes of subsection (f)(ii) above, the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act, but shall exclude (1) a trustee or other fiduciary holding securities under an employee benefit plan maintained by the Company or a Parent or Subsidiary, (2) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Stock, and (3) the Company or any Subsidiary of the Company.

Any other provision of this Section 2(f) notwithstanding, a transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction, and a Change in Control shall not be deemed to occur if the Company files a registration statement with the Securities and Exchange Commission for the offering of securities or debt of the Company to the public or on account of any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof.

(h)    “Code” shall mean the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

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(i)    “Committee” shall mean the Compensation Committee or such other committee as may be designated by the Board of Directors, which is authorized to administer the Plan, as described in Section 3 hereof.

(j)    “Company” shall mean Concentrix Corporation, a Delaware corporation

(k)    “Consultant” shall mean an individual who is a consultant or advisor and who provides bona fide services to the Company, a Parent, a Subsidiary or an Affiliate as an independent contractor (not including service as a member of the Board of Directors) or a member of the board of directors of a Parent or a Subsidiary, in each case who is not an Employee.

(l)    “Disability” shall mean any permanent and total disability as defined by Section 22(e)(3) of the Code.

(m)    “Employee” shall mean any individual who is employed by the Company, a Parent, a Subsidiary or an Affiliate.

(n)    “Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(o)    “Exercise Price” shall mean, in the case of an Option, the amount for which one Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Award Agreement. “Exercise Price” shall mean, in the case of a SAR, an amount, as specified in the applicable SAR Award Agreement, which is subtracted from the Fair Market Value of one Share in determining the amount payable upon exercise of such SAR.

(p)    “Fair Market Value” with respect to a Share, shall mean the market price of one Share, as determined in accordance with the methodology approved by the Committee or, in the absence of such determination, as follows:

(i)If the Stock was traded on any established stock exchange (such as the New York Stock Exchange, The Nasdaq Global Market or The Nasdaq Global Select Market) or national market system on the date in question, then the Fair Market Value shall be equal to the closing price reported for such date by the applicable exchange or system, unless such date is not a trading day in which case the Fair Market Value shall be equal to the closing price reported for the trading day immediately preceding such date;

(ii)If the Stock was traded over-the-counter on the date in question, then the Fair Market Value shall be equal to the last transaction price quoted for such date by the OTC Bulletin Board or, if not so quoted, shall be equal to the mean between the last reported representative bid and asked prices quoted for such date by the principal automated inter-dealer quotation system on which the Stock is quoted or, if the Stock is not quoted on any such system, by the Pink Quote system, unless such date is not a trading day in which case the Fair Market Value shall be equal to the last transaction price quoted for the trading day immediately preceding such date by the OTC Bulletin Board or, if not so quoted, shall be equal to the mean between the last reported representative bid and asked prices quoted for the trading day immediately preceding such date by the principal automated inter-dealer quotation system on which the Stock is quoted or, if the Stock is not quoted on any such system, by the Pink Quote system; or

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(iii)If none of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.

The determination of Fair Market Value for purposes of tax withholding may be made in the Committee’s discretion subject to applicable law and is not required to be consistent with the determination of Fair Market Value for other purposes. In all cases, the determination of Fair Market Value by the Committee shall be conclusive and binding on all persons and shall be consistent with the rules of Section 409A and Section 422 of the Code to the extent applicable.
(q)    “Involuntary Termination” shall mean, without a Participant’s express written consent, (i) a reduction by the Company of the Participant’s base salary or target cash incentive opportunity as in effect immediately prior to such reduction, (ii) the relocation of the Participant’s principal place of employment to a facility or a location more than fifty (50) miles from the Participant’s current location, or (iii) any purported termination of the Participant’s employment by the Company that is not for Cause or by reason of death or Disability.

(r)    “ISO” shall mean an employee incentive stock option described in Section 422 of the Code.

(s)    “Nonstatutory Option” or “NSO” shall mean an employee stock option that is not an ISO.

(t)    “Option” shall mean an ISO or Nonstatutory Option granted under the Plan and entitling the holder to purchase Shares.

(u)    “Outside Director” shall mean a member of the Board of Directors who is not a common-law employee of, or paid consultant to, the Company, a Parent, a Subsidiary or an Affiliate.

(v)    “Parent” shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be a Parent commencing as of such date.

(w)    “Participant” shall mean a person who holds an Award.

(x)    “Plan” shall mean this Amended and Restated 2020 Stock Incentive Plan of Concentrix Corporation, as amended from time to time.

(y)    “Purchase Price” shall mean the consideration for which one Share may be acquired under the Plan (other than upon exercise of an Option), as specified by the Committee.

(z)    “Restricted Share” shall mean a Share subject to restrictions requiring that it be forfeited, redelivered, or offered for sale to the Company if specified vesting conditions are not satisfied

(aa)    “SAR” shall mean a stock appreciation right granted under the Plan.

(bb)    “Section 409A” means Section 409A of the Code.

(cc)    “Service” shall mean service as an Employee, Consultant or Outside Director, subject to such further limitations as may be set forth in the Plan or the applicable Award Agreement. Service does not terminate when an Employee goes on a bona fide leave of absence, that was approved by the Company in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, for purposes of determining whether an Option is

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entitled to ISO status, an Employee’s Service will be treated as terminating three months after such Employee went on leave, unless such Employee’s right to return to active work is guaranteed by law or by a contract. Service terminates in any event when the approved leave ends, unless such Employee immediately returns to active work. The Company determines which leaves of absence count toward Service, and when Service terminates for all purposes under the Plan.

(dd)    “Share” shall mean one share of Stock, as adjusted in accordance with Section 12 (if applicable).

(ee)    “Stock” shall mean the Common Stock, par value $0.0001, of the Company.

(ff)    “Stock Unit” shall mean a bookkeeping entry representing the Company’s obligation to deliver one Share (or distribute cash) on a future date in accordance with the provisions of a Stock Unit Award Agreement.

(gg)    “Subsidiary” shall mean any corporation, if the Company and/or one or more other Subsidiaries own not less than 50% of the total combined voting power of all classes of outstanding stock of such corporation. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

SECTION 3. ADMINISTRATION.

(a)    Committee Composition. The Plan shall be administered by a Committee appointed by the Board, or by the Board acting as the Committee. The Committee shall consist of two or more directors of the Company. In addition, to the extent required by the Board, the composition of the Committee shall satisfy such requirements as the Nasdaq Stock Market and the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act.

(b)    Committee for Non-Officer Grants. The Board may also appoint one or more separate committees of the Board, each composed of one or more directors of the Company who need not satisfy the requirements of Section 3(a), who may administer the Plan with respect to Employees who are not considered officers or directors of the Company under Section 16 of the Exchange Act, may grant Awards under the Plan to such Employees and may determine all terms of such grants. Within the limitations of the preceding sentence, any reference in the Plan to the Committee shall include such committee or committees appointed pursuant to the preceding sentence. To the extent permitted by applicable laws, the Board of Directors or the Committee may also authorize one or more officers of the Company to designate Employees, other than officers under Section 16 of the Exchange Act, to receive Awards and/or to determine the number of such Awards to be received by such persons; provided, however, that the Board of Directors shall specify the total number of Awards that such officers may so award.

(c)    Committee Procedures. The Board of Directors shall designate one of the members of the Committee as chairperson. The Committee may hold meetings at such times and places as it shall determine. The acts of a majority of the Committee members present at meetings at which a quorum exists, or acts reduced to or approved in writing (including via email) by all Committee members, shall be valid acts of the Committee.

(d)    Committee Responsibilities. Subject to the provisions of the Plan, the Committee shall have full authority and discretion to take the following actions:

(i)To interpret the Plan and to apply its provisions;

(ii)To adopt, amend or rescind rules, procedures and forms relating to the Plan;

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(iii)To adopt, amend or terminate sub-plans established for the purpose of satisfying applicable non-U.S. laws including qualifying for preferred tax treatment under applicable non-U.S. tax laws; (iv) To authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

(iv)To determine when Awards are to be granted under the Plan;

(v)To select the Participants to whom Awards are to be granted;

(vi)To determine the type of Award and number of Shares or amount of cash to be made subject to each Award;
(vii)To prescribe the terms and conditions of each Award, including (without limitation) the Exercise Price and Purchase Price, and the vesting or duration of the Award (including accelerating the vesting of Awards, either at the time of the Award or thereafter, without the consent of the Participant), to determine whether an Option is to be classified as an ISO or as an NSO, and to specify the provisions of the agreement relating to such Award;

(viii)To amend any outstanding Award Agreement, subject to applicable legal restrictions and to the consent of the Participant if the Participant’s rights or obligations would be materially impaired;

(ix)To prescribe the consideration for the grant of each Award or other right under the Plan and to determine the sufficiency of such consideration;

(x)To determine the disposition of each Award or other right under the Plan in the event of a Participant’s divorce or dissolution of marriage;

(xi)To determine whether Awards under the Plan will be granted in replacement of other grants under an incentive or other compensation plan of an acquired business;

(xii)To require that the Participant’s rights, payments and benefits with respect to an Award (including amounts received upon the settlement or exercise of an Award) shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award, as may be specified in an Award Agreement at the time of the Award, the Concentrix Corporation Compensation Clawback Policy, or later pursuant to an amendment of an outstanding Award;

(xiii)To correct any defect or administrative error, supply any omission, or reconcile any inconsistency in the Plan or any Award Agreement;

(xiv)To establish or verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award; and

(xv)To take any other actions deemed necessary or advisable for the administration of the Plan.

Subject to the requirements of applicable law, the Committee may designate persons other than members of the Committee to carry out its responsibilities and may prescribe such conditions and limitations as it may deem appropriate, except that the Committee may not delegate its authority with regard to the

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selection for participation of or the granting of Awards under the Plan to persons subject to Section 16 of the Exchange Act. All decisions, interpretations and other actions of the Committee shall be final and binding on all Participants and all persons deriving their rights from a Participant. No member of the Committee shall be liable for any action that such member has taken or has failed to take in good faith with respect to the Plan or any Award under the Plan.

(e)    No Repricing or Cash Buyouts Without Stockholder Approval. Notwithstanding any contrary provision of the Plan, neither the Board nor any Committee, nor their designees, shall have the authority to (i) amend the terms of outstanding Options or SARs to reduce the Exercise Price thereof, or (ii) cancel outstanding Options or SARs with an Exercise Price above the current Fair Market Value per Share in exchange for cash, another Option, SAR or other Award, unless the stockholders of the Company have previously approved such an action or such action relates to an adjustment pursuant to Section 12.

SECTION 4. ELIGIBILITY.

(a)    General Rule. Only Employees, Consultants and Outside Directors shall be eligible for the grant of Awards. Only common-law employees of the Company, a Parent or a Subsidiary shall be eligible for the grant of ISOs.

(b)    Ten-Percent Stockholders. An Employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company, a Parent or Subsidiary shall not be eligible for the grant of an ISO unless such grant satisfies the requirements of Section 422(c)(5) of the Code.

(c)    Attribution Rules. For purposes of Section 4(b) above, in determining stock ownership, an Employee shall be deemed to own the stock owned, directly or indirectly, by or for such Employee’s brothers, sisters, spouse, ancestors and lineal descendants. Stock owned, directly or indirectly, by or for a corporation, partnership, estate or trust shall be deemed to be owned proportionately by or for its stockholders, partners or beneficiaries.

(d)    Outstanding Stock. For purposes of Section 4(b) above, “outstanding stock” shall include all Stock actually issued and outstanding immediately after the grant. “Outstanding stock” shall not include Shares authorized for issuance under outstanding options held by the Employee or by any other person.

(e)    Automatic Grants to Outside Directors.

(i)On the date of each annual meeting of the Company’s stockholders (or as soon as practicable thereafter), each Outside Director shall receive a grant of whole Restricted Shares or Stock Units equal to the quotient of (x) $175,000 or such other amount as is approved, from time to time, by the Board or Committee as part of the Company’s non-employee director compensation program, divided by (y) the Fair Market Value of a Share as of the grant date. The Restricted Shares or Stock Units granted under this Section 4(e)(i) shall vest on the first anniversary of the date of grant (or, if earlier, the date of the Company’s next annual meeting of stockholders in the year following the date of grant). Notwithstanding the foregoing, each Restricted Share or Stock Unit granted under this Section 4(e)(i) shall become vested if a Change in Control occurs with respect to the Company during the Outside Director’s Service.

(ii)A person who is initially elected or appointed to the Board other than on the date of an annual meeting of stockholders and who is an Outside Director at the time of such initial election or appointment shall receive on the date of such initial election or appointment (or as soon as practicable thereafter) a pro-rated grant of

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whole Restricted Shares or Stock Units, which proration shall reflect such Outside Director’s partial year of service, calculated as the quotient of (x) $175,000 or such other amount as is approved, from time to time, by the Board or Committee as part of the Company’s non-employee director compensation program, divided by (y) the Fair Market Value of a Share as of the grant date multiplied by a fraction, (A) the numerator of which is the number of days from the date of such initial election or appointment through the first anniversary of the date of the preceding annual meeting of stockholders and (B) the denominator of which is three hundred and sixty-five (365). The Restricted Shares or Stock Units granted under this Section 4(e)(ii) shall vest on the first anniversary of the date of grant (or, if earlier, the date of the Company’s next annual meeting of stockholders following the date of grant). Notwithstanding the foregoing, each Restricted Share or Stock Unit granted under this Section 4(e)(ii) shall become vested if a Change in Control occurs with respect to the Company during the Outside Director’s Service.

(iii)The grant date fair value of all Awards (as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) granted under the Plan to any Outside Director as compensation for services as an Outside Director during any twelve (12)-month period may not exceed $400,000, provided that any Award granted to an Outside Director in lieu of a cash retainer pursuant to Section 14(b) will be excluded from such limit.

(iv)The Board or the Committee may change or otherwise revise the terms of the Awards granted to Outside Directors under this Section 4(e), including, without limitation, the value of the Award, the number of Shares subject thereto, the type of Award to be granted or the grant date of the Award, for Awards granted on or after the date the Board or Committee determines to make any such change or revision.

SECTION 5. STOCK SUBJECT TO PLAN.

(a)    Basic Limitation. Shares offered under the Plan shall be authorized but unissued Shares or treasury Shares. The aggregate number of Shares authorized for issuance as Awards under the Plan, as of the Restatement Effective Date, shall not exceed 3,916,267 Shares (reflecting 916,267 Shares that remained available for grant under the Plan as of August 22, 2024 plus an increase to the total number of shares that may be issued under the Amended and Restated 2020 Plan of 3,000,000 shares), less (y) any shares that were subject to an award granted under the 2020 Plan after August 22, 2024 and prior to the Restatement Effective Date, plus (z) any shares that may subsequently become available for issuance under the Amended and Restated 2020 Plan as described in subsection (b) of this Section 5). Notwithstanding the foregoing, the number of Shares that may be delivered in the aggregate pursuant to the exercise of ISOs granted under the Plan shall not exceed 500,000 Shares plus, to the extent allowable under Section 422 of the Code, any Shares that become available for issuance under the Plan pursuant to Section 5(b). The limitations of this Section 5(a) shall be subject to adjustment pursuant to Section 12. The number of Shares that are subject to Awards outstanding at any time under the Plan shall not exceed the number of Shares which then remain available for issuance under the Plan. The Company shall at all times reserve and keep available sufficient Shares to satisfy the requirements of the Plan.

(b)    Additional Shares. This paragraph (b) applies to all Awards granted under the Plan, including Awards granted prior to the Restatement Effective Date. If Restricted Shares are forfeited, then such Shares shall again become available for Awards under the Plan. If Stock Units, Options or SARs are forfeited, cancelled or terminate for any reason before being exercised or settled, or an Award is settled in cash without the delivery of Shares to the holder, then any Shares subject to the Award shall again become available for Awards under the Plan. Only the number of Shares (if any) actually issued in

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settlement of Awards (and not forfeited) shall reduce the number available in Section 5(a) and the balance shall again become available for Awards under the Plan. Any Shares withheld to satisfy the purchase price or Exercise Price or tax withholding obligation pursuant to any Award shall again become available for Awards under the Plan. Notwithstanding the foregoing provisions of this Section 5(b), Shares that have actually been issued shall not again become available for Awards under the Plan, except for Shares that are forfeited or do not become vested.

(c)    Minimum Vesting Period. Notwithstanding any other provision of the Plan to the contrary, equity-based Awards granted under the Plan shall vest no earlier than the first anniversary of the date the Award is granted (excluding, for this purpose, any (i) substitute awards under Section 5(d), (ii) Shares delivered in lieu of fully vested cash Awards and (iii) Awards to Outside Directors that vest on the earlier of the one year anniversary of the date of grant or the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting); provided, that, the Committee may grant equity-based Awards without regard to the foregoing minimum vesting requirement with respect to a maximum of five percent (5%) of the Share limitation set forth in Section 5(a) (subject to adjustment under Section 12); and, provided further, for the avoidance of doubt, that the foregoing restriction does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any Award, including in cases of retirement, death, Disability or a Change in Control, in the terms of the Award or otherwise.

(d)    Substitution and Assumption of Awards. The Committee may make Awards under the Plan by assumption, substitution or replacement of stock options, stock appreciation rights, stock units or similar awards granted by another entity (including a Parent or Subsidiary), if such assumption, substitution or replacement is in connection with an asset acquisition, stock acquisition, merger, consolidation or similar transaction involving the Company (and/or its Parent or Subsidiary) and such other entity (and/or its affiliate). The terms of such assumed, substituted or replaced Awards shall be as the Committee, in its discretion, determines is appropriate, notwithstanding limitations on Awards in the Plan. Any such substitute or assumed Awards shall not count against the Share limitation set forth in Section 5(a) (nor shall Shares subject to such Awards be added to the Shares available for Awards under the Plan as provided in Section 5(b) above), except that Shares acquired by exercise of substitute ISOs will count against the maximum number of Shares that may be issued pursuant to the exercise of ISOs under the Plan.

(e)    Effect of Change in Control. Except as otherwise provided in a Participant’s Award Agreement or pursuant to Section 4(e) hereof, upon the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges:

(i)any and all outstanding Options and Stock Appreciation Rights granted hereunder shall become immediately exercisable unless such Awards are assumed, converted, replaced or continued by the continuing entity; provided, however, that in the event of a Participant’s termination of employment as a result of an Involuntary Termination within twenty-four (24) months following consummation of a Change in Control, any Awards so assumed, converted, replaced or continued will become immediately exercisable;
(ii)any restriction imposed on Restricted Shares or Stock Units (other than Performance Based Awards) shall lapse unless such Awards are assumed, converted, replaced or continued by the continuing entity; provided, however, that in the event of a Participant’s termination of employment as a result of an Involuntary Termination within twenty-four (24) months following consummation of a Change in Control, the restrictions on any Awards so assumed, converted, replaced or continued shall lapse; and

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(iii)performance with respect to the performance objectives set forth in any Performance Based Award will be measured based on actual performance through the date of the Change in Control and target performance for the remainder of the performance period, in each case as determined by the Committee upon the Change in Control and the number of Restricted Shares, Stock Units, cash, or other benefits determined by such performance will remain outstanding thereafter and will vest at the end of the original performance period, subject to the other terms and conditions of the Award Agreement and subsections (i) and (ii) above; provided, however, that in the event of a Participant’s termination of employment as a result of an Involuntary Termination within twenty-four (24) months following consummation of a Change in Control, the restrictions on any Performance Based Awards so assumed, converted, replaced or continued shall lapse.
(f)    Fractional Shares. No fractional Shares shall be issued under or pursuant to the Plan or any Award and the Committee shall determine, in its sole discretion, whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding up or down.

SECTION 6. RESTRICTED SHARES.

(a)    Restricted Share Award Agreement. Each grant of Restricted Shares under the Plan shall be evidenced by a Restricted Share Award Agreement between the Participant and the Company. Such Restricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Share Award Agreements entered into under the Plan need not be identical.

(b)    Payment for Awards. Restricted Shares may be sold or awarded under the Plan for such consideration as the Committee may determine, including (without limitation) cash, cash equivalents, full-recourse promissory notes, past services and future services.

(c)    Vesting. Subject to Section 5(c), each Award of Restricted Shares may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the applicable Restricted Share Award Agreement. A Restricted Share Award Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability or retirement or other events. The Committee may determine, at the time of granting Restricted Shares or thereafter, that all or part of such Restricted Shares shall become vested in the event that a Change in Control occurs with respect to the Company.

(d)    Voting and Dividend Rights. The holders of Restricted Shares awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other stockholders. A Restricted Share Award Agreement, however, may require that the holders of Restricted Shares invest any cash dividends received in additional Restricted Shares. Such additional Restricted Shares shall be subject to the same conditions and restrictions as the Award with respect to which the dividends were paid.

(e)    Restrictions on Transfer of Shares. Restricted Shares shall be subject to such rights of repurchase, rights of first refusal or other restrictions as the Committee may determine. Such restrictions shall be set forth in the applicable Restricted Share Award Agreement and shall apply in addition to any general restrictions that may apply to all holders of Shares.

SECTION 7. TERMS AND CONDITIONS OF OPTIONS.
(a)    Stock Option Award Agreement. Each grant of an Option under the Plan shall be evidenced by a Stock Option Award Agreement between the Participant and the Company. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms

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and conditions which are not inconsistent with the Plan and which the Committee deems appropriate for inclusion in a Stock Option Award Agreement. The Stock Option Award Agreement shall specify whether the Option is an ISO or an NSO. The provisions of the various Stock Option Award Agreements entered into under the Plan need not be identical.

(b)    Number of Shares. Each Stock Option Award Agreement shall specify the number of Shares that are subject to the Option and shall provide for the adjustment of such number in accordance with Section 12.
(c)    Exercise Price. Each Stock Option Award Agreement shall specify the Exercise Price. The Exercise Price of an ISO shall not be less than 100% of the Fair Market Value of a Share on the date of grant, except as otherwise provided in Section 4(b), and the Exercise Price of an NSO shall not be less than 100% of the Fair Market Value of a Share on the date of grant. Notwithstanding the foregoing, Options may be granted with an Exercise Price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code. Subject to the foregoing in this Section 7(c), the Exercise Price under any Option shall be determined by the Committee in its sole discretion. The Exercise Price shall be payable in one of the forms described in Section 8.

(d)    Withholding Taxes. As a condition to the exercise of an Option, the Participant shall make such arrangements as the Committee may require for the satisfaction of any federal, state, local or non-U.S. withholding tax obligations that may arise in connection with such exercise. The Participant shall also make such arrangements as the Committee may require for the satisfaction of any federal, state, local or non-U.S. withholding tax obligations that may arise in connection with the disposition of Shares acquired by exercising an Option.

(e)    Exercisability and Term. Each Stock Option Award Agreement shall specify the date when all or any installment of the Option is to become exercisable. The Stock Option Award Agreement shall also specify the term of the Option; provided that the term of an Option shall in no event exceed 10 years from the date of grant (five years for ISOs granted to Employees described in Section 4(b)). A Stock Option Award Agreement may provide for accelerated exercisability in the event of the Participant’s death, Disability, or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Participant’s Service. Options may be awarded in combination with SARs, and such an Award may provide that the Options will not be exercisable unless the related SARs are forfeited. Subject to the foregoing in this Section 7(e), the Committee in its sole discretion shall determine when all or any installment of an Option is to become exercisable and when an Option is to expire.

(f)    Exercise of Options. Subject to Section 5(c), each Stock Option Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s Service with the Company and its Subsidiaries, and the right to exercise the Option of any executors or administrators of the Participant’s estate or any person who has acquired such Option(s) directly from the Participant by bequest or inheritance. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service.

(g)    No Rights as a Stockholder. A Participant shall have no rights as a stockholder with respect to any Shares covered by such Participant’s Option until the date of issuance of a stock certificate or other evidence of ownership for such Shares or until the Participant’s ownership of such Shares shall have been entered into the books of the registrar in the case of uncertificated shares. No adjustments shall be made, except as provided in Section 12. For the avoidance of doubt, neither dividends nor dividend equivalents may be payable with respect to Options or SARs prior to the Participant’s ownership of Shares thereunder.

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(h)    Modification, Extension and Renewal of Options. Within the limitations of the Plan, including the limitations of Section 3(e), the Committee may modify, extend or renew outstanding Options or may accept the cancellation of outstanding Options (to the extent not previously exercised), whether or not granted hereunder, in return for the grant of new Options for the same or a different number of Shares and at the same or a different Exercise Price, or in return for the grant of a different Award for the same or a different number of Shares, without stockholder approval. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Participant, materially impair such Participant’s rights or obligations under such Option; provided, however, that an amendment or modification that may cause an ISO to become an NSO, and any amendment or modification that is required to comply with the rules applicable to ISOs, shall not be treated as materially impairing the rights or obligations of the Participant.

(i)    Restrictions on Transfer of Shares. Any Shares issued upon exercise of an Option shall be subject to such special forfeiture conditions, rights of repurchase, rights of first refusal and other transfer restrictions as the Committee may determine. Such restrictions shall be set forth in the applicable Stock Option Award Agreement and shall apply in addition to any general restrictions that may apply to all holders of Shares.

SECTION 8. PAYMENT FOR SHARES.

(a)    General Rule. The entire Exercise Price or Purchase Price of Shares issued under the Plan shall be payable in lawful money of the United States of America at the time when such Shares are purchased, except as provided in Section 8(b) through Section 8(h) below.

(b)    Surrender of Stock. To the extent that a Stock Option Award Agreement so provides, payment may be made all or in part by surrendering, or attesting to the ownership of, Shares which have already been owned by the Participant or such Participant’s representative. Such Shares shall be valued at their Fair Market Value on the date when the new Shares are purchased under the Plan. The Participant shall not surrender, or attest to the ownership of, Shares in payment of the Exercise Price if such action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to the Option for financial reporting purposes.

(c)    Services Rendered. At the discretion of the Committee, Shares may be awarded under the Plan in consideration of services rendered to the Company or a Subsidiary. If Shares are awarded without the payment of a Purchase Price in cash, the Committee shall determine (at the time of the Award) the value of the services rendered by the Participant and the sufficiency of the consideration to meet the requirements of Section 6(b).
(d)    Cashless Exercise. To the extent that a Stock Option Award Agreement so provides, payment may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Exercise Price.

(e)    Exercise/Pledge. To the extent that a Stock Option Award Agreement so provides, payment may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker or lender to pledge Shares, as security for a loan, and to deliver all or part of the loan proceeds to the Company in payment of the aggregate Exercise Price.

(f)    Net Exercise. To the extent that a Stock Option Award Agreement so provides, payment may be made by a “net exercise” arrangement pursuant to which the number of Shares issuable upon exercise of an NSO shall be reduced by the largest whole number of Shares having an aggregate Fair Market Value that does not exceed the aggregate Exercise Price (plus tax withholdings, if applicable) and any remaining balance of the aggregate Exercise Price (and/or applicable tax withholdings) not satisfied

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by such reduction in the number of whole Shares to be issued shall be paid by the Participant in cash or any other form of payment permitted under the Stock Option Award Agreement.

(g)    Promissory Note. To the extent that a Stock Option Award Agreement or Restricted Share Award Agreement so provides, payment may be made all or in part by delivering (on a form prescribed by the Company) a full-recourse promissory note.

(h)    Other Forms of Payment. To the extent that a Stock Option Award Agreement or Restricted Share Award Agreement so provides, payment may be made in any other form that is consistent with applicable laws, regulations and rules.

(i)    Limitations under Applicable Law. Notwithstanding anything herein or in a Stock Option Award Agreement or Restricted Share Award Agreement to the contrary, payment may not be made in any form that is unlawful, as determined by the Committee in its sole discretion.

SECTION 9. STOCK APPRECIATION RIGHTS.

(a)    SAR Award Agreement. Each grant of a SAR under the Plan shall be evidenced    by a SAR Award Agreement between the Participant and the Company. Such SAR shall be    subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various SAR Award Agreements entered into under the Plan need not be identical.

(b)    Number of Shares. Each SAR Award Agreement shall specify the number of Shares to which the SAR pertains and shall provide for the adjustment of such number in accordance with Section 12.

(c)    Exercise Price. Each SAR Award Agreement shall specify the Exercise Price. The Exercise Price of a SAR shall not be less than 100% of the Fair Market Value of a Share on the date of grant. Notwithstanding the foregoing, SARs may be granted with an Exercise Price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code. Subject to the foregoing in this Section 9(c), the Exercise Price under any SAR shall be determined by the Committee in its sole discretion.

(d)    Exercisability and Term. Subject to Section 5(c), each SAR Award Agreement shall specify the date when all or any installment of the SAR is to become exercisable. The SAR Award Agreement shall also specify the term of the SAR, provided that the term of the SAR shall in no event exceed ten (10) years from the date of grant. A SAR Award Agreement may provide for accelerated exercisability in the event of the Participant’s death, Disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Participant’s Service. SARs may be awarded in combination with Options, and such an Award may provide that the SARs will not be exercisable unless the related Options are forfeited. A SAR may be included in an ISO only at the time of grant but may be included in an NSO at the time of grant or thereafter. A SAR granted under the Plan may provide that it will be exercisable only in the event of a Change in Control.

(e)    Exercise of SARs. Upon exercise of a SAR, the Participant (or any person having the right to exercise the SAR after such Participant’s death) shall receive from the Company (i) Shares, (ii) cash or (iii) a combination of Shares and cash, as the Committee shall determine. The amount of cash and/or the Fair Market Value of Shares received upon exercise of a SAR shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Shares subject to the SAR exceeds the Exercise Price.

(f)    Modification, Extension or Assumption of SARs. Within the limitations of the Plan (including but not limited to Section 3(e)), the Committee may modify, extend or assume outstanding SARs or may accept the cancellation of outstanding SARs (whether granted by the Company or by

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another issuer) in return for the grant of new SARs for the same or a different number of Shares and at the same or a different Exercise Price, or in return for the grant of a different Award for the same or a different number of Shares, without stockholder approval. The foregoing notwithstanding, no modification of a SAR shall, without the consent of the holder, materially impair such holder’s rights or obligations under such SAR.

(g)    Buyout Provisions. Except with respect to a SAR whose Exercise Price exceeds the Fair Market Value of the Shares subject to the SAR, the Committee may at any time (i) offer to buy out for a payment in cash or cash equivalents a SAR previously granted, or (ii) authorize a Participant to elect to cash out a SAR previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish.

SECTION 10. STOCK UNITS.

(a)    Stock Unit Award Agreement. Each grant of Stock Units under the Plan shall be evidenced by a Stock Unit Award Agreement between the Participant and the Company. Such Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Stock Unit Award Agreements entered into under the Plan need not be identical.

(b)    Payment for Awards. To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Award recipients.

(c)    Vesting Conditions. Subject to Section 5(c), each Award of Stock Units may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the applicable Stock Unit Award Agreement. A Stock Unit Award Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability or retirement or other events. The Committee may determine, at the time of granting Stock Units or thereafter, that all or part of such Stock Units shall become vested in the event that a Change in Control occurs with respect to the Company.

(d)    Voting and Dividend Rights. The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, at the Committee’s discretion, carry with it a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash dividends paid on one Share while the Stock Unit is outstanding. Dividend equivalents may be converted into additional Stock Units. Settlement of dividend equivalents may be made in the form of cash, in the form of Shares or in a combination of both. Prior to distribution, any dividend equivalents shall be subject to the same conditions and restrictions (including without limitation, any forfeiture conditions) as the Stock Units to which they attach. The value of dividend equivalents payable or distributable with respect to any unvested Stock Units that do not vest shall be forfeited. Any entitlement to dividend equivalents or similar entitlements will be established and administered either consistent with an exemption from, or in compliance with, the applicable requirements of Section 409A to the extent applicable to the Participant.

(e)    Form and Time of Settlement of Stock Units. Settlement of vested Stock Units may be made in the form of (i) cash, (ii) Shares or (iii) any combination of both, as determined by the Committee. The actual number of Stock Units eligible for settlement may be larger or smaller than the number included in the original Award, based on predetermined performance factors. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Shares over a series of trading days. A Stock Unit Award Agreement may provide that vested Stock Units may be settled in a lump sum or in installments. A Stock Unit Award Agreement may provide that the distribution may occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred to any later date, subject to compliance with Section 409A, to the extent applicable. The amount of a deferred distribution may be increased by an interest factor or

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by dividend equivalents. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Section 12.
(f)    Death of Participant. Any Stock Unit Award that becomes payable after the Participant’s death shall be distributed to the Participant’s beneficiary or beneficiaries, provided such beneficiary or beneficiaries have been designated prior to the Participant’s death in a form acceptable to the Committee. Each recipient of a Stock Unit Award under the Plan shall designate one or more beneficiaries for this purpose by filing such a form with the Company. A beneficiary designation may be changed by filing such a form with the Company at any time before the Participant’s death. If no beneficiary was designated or if no designated beneficiary survives the Participant, then any Stock Units Award that becomes payable after the Participant’s death shall be distributed to the Participant’s estate.

(g)    Creditors’ Rights. A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Stock Unit Award Agreement.

SECTION 11. CASH-BASED AWARDS.

The Committee may, in its sole discretion, grant Cash-Based Awards to any Participant in such number or amount and upon such terms, and subject to such conditions, as the Committee shall determine at the time of grant and specify in an applicable Award Agreement. The Committee shall determine the maximum duration of the Cash-Based Award, the amount of cash which may be payable pursuant to the Cash-Based Award, the conditions upon which the Cash-Based Award shall become vested or payable, and such other provisions as the Committee shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Committee. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award and may be made in cash or in Shares, as the Committee determines.

SECTION 12. ADJUSTMENT OF SHARES.

(a)    Adjustments. In the event of a subdivision of the outstanding Stock, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a combination or consolidation of the outstanding Stock (by reclassification or otherwise) into a lesser number of Shares, a recapitalization, a spin-off or a similar occurrence, the Committee shall make appropriate and equitable adjustments in:
(i)The number of Shares available for future Awards under Section 5;

(ii)The limitations set forth in Sections 5(a);

(iii)The number of Shares covered by each outstanding Award; and
(iv)The Exercise Price under each outstanding Option and SAR and any Purchase Price for other outstanding Awards.

(b)    Dissolution or Liquidation. To the extent not previously exercised or settled, Options, SARs and Stock Units shall terminate immediately prior to the dissolution or liquidation of the Company.

(c)    Reorganizations. In the event that the Company is a party to a merger or other reorganization, outstanding Awards shall be subject to the agreement of merger or reorganization. Such agreement shall provide for:
(i)The continuation of the outstanding Awards by the Company, if the Company is a surviving corporation;

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(ii)The assumption of the outstanding Awards by the surviving corporation or its parent or subsidiary;
(iii)The substitution by the surviving corporation or its parent or subsidiary of its own awards for the outstanding Awards;
(iv)Immediate vesting, exercisability or settlement of outstanding Awards followed by the cancellation of such Awards upon or immediately prior to the effectiveness of such transaction; or
(v)Settlement of the intrinsic value of the outstanding Awards (whether or not then vested or exercisable) in cash or cash equivalents or equity (including cash or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Awards or the underlying Shares) followed by the cancellation of such Awards (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment), provided that any such amount may be delayed to the same extent that payment of consideration to the holders of Stock in connection with the merger or reorganization is delayed as a result of escrows, earnouts, holdbacks, or other contingencies;
in each case without the Participant’s consent. Any acceleration of payment of an amount that is subject to Section 409A will be delayed, if necessary, until the earliest time that such payment would be permissible under Section 409A without triggering any additional taxes applicable under Section 409A. Any actions hereunder will comply with, or be exempt from, Section 409A to the extent determined by the Committee to be reasonably practicable.

The Company will have no obligation to treat all Awards, all Awards held by a Participant, or all Awards of the same type, similarly.
(d)    Reservation of Rights. Except as provided in this Section 12, a Participant shall have no rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend or any other increase or decrease in the number of shares of stock of any class. Any issue by the Company of shares of stock of any class or securities convertible into shares of stock of any class shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Exercise Price or Purchase Price of Shares subject to an Award. The grant of an Award pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets. In the event of any potential change affecting the Shares or the Exercise Price of Shares subject to an Award, including a merger or other reorganization, for reasons of administrative convenience, the Company in its sole discretion may refuse to permit the exercise of any Award during a period of up to thirty (30) days prior to the occurrence of such event.

SECTION 13. DEFERRAL OF AWARDS.
(a)    Committee Powers. Subject to compliance with Section 409A, the Committee (in its sole discretion) may permit or require a Participant to:
(i)Have cash that otherwise would be paid to such Participant as a result of the exercise of a SAR or the settlement of Stock Units credited to a deferred compensation account established for such Participant by the Committee as an entry on the Company’s books;

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(ii)Have Shares that otherwise would be delivered to such Participant as a result of the exercise of an Option or SAR converted into an equal number of Stock Units; or
(iii)Have Shares that otherwise would be delivered to such Participant as a result of the exercise of an Option or SAR or the settlement of Stock Units converted into amounts credited to a deferred compensation account established for such Participant by the Committee as an entry on the Company’s books. Such amounts shall be determined by reference to the Fair Market Value of such Shares as of the date when they otherwise would have been delivered to such Participant.
(b)    General Rules. A deferred compensation account established under this Section 13 may be credited with interest or other forms of investment return, as determined by the Committee. A Participant for whom such an account is established shall have no rights other than those of a general creditor of the Company. Such an account shall represent an unfunded and unsecured obligation of the Company and shall be subject to the terms and conditions of the applicable agreement between such Participant and the Company. If the deferral or conversion of Awards is permitted or required, the Committee (in its sole discretion) may establish rules, procedures and forms pertaining to such Awards, including (without limitation) the settlement of deferred compensation accounts established under this Section 13.

SECTION 14. AWARDS UNDER OTHER PLANS.

The Company may grant awards under other plans or programs. Such awards may be settled in the form of Shares issued under the Plan. Such Shares shall be treated for all purposes under the Plan like Shares issued in settlement of Stock Units and shall, when issued, reduce the number of Shares available under Section 5.

SECTION 15. LEGAL AND REGULATORY REQUIREMENTS.

Shares shall not be issued under the Plan unless the issuance and delivery of such Shares complies with (or is exempt from) all applicable requirements of law, including (without limitation) the United States Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, the regulations of any stock exchange on which the Company’s securities may then be listed and any non-U.S. securities, exchange control, or other laws as the Company determines to be applicable, and the Company has obtained the approval or favorable ruling from any governmental agency which the Company determines is necessary or advisable. The Company shall not be liable to a Participant or other persons as to: (a) the non-issuance or sale of Shares as to which the Company has not obtained from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares under the Plan; and (b) any tax consequences expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted under the Plan.

SECTION 16. TAXES.

(a)    Withholding Taxes. To the extent required by applicable federal, state, local or non-U.S. law, a Participant or such Participant’s successor shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied.

(b)    Share Withholding. The Committee may permit a Participant to satisfy all or part of such Participant’s withholding or income tax obligations by having the Company withhold all or a portion of any

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Shares that otherwise would be issued to the Participant by surrendering all or a portion of any Shares that such Participant previously acquired. Such Shares shall be valued at their Fair Market Value on the date when taxes otherwise would be withheld in cash. In no event may a Participant have Shares withheld that would otherwise be issued to such Participant in excess of the number necessary to satisfy the maximum legally required tax withholding.

(c)    Section 409A. The Plan is intended to comply with Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith. Notwithstanding the foregoing, neither the Company nor the Committee shall have any obligation to take any action to prevent the assessment of any additional tax or penalty on any Participant under Section 409A, and neither the Company nor the Committee will have any liability to any Participant for such additional tax or penalty. Each Award that provides for “nonqualified deferred compensation” within the meaning of Section 409A shall be subject to such additional rules and requirements as specified by the Committee from time to time to comply with Section 409A. If any amount under such an Award is payable upon a “separation from service” (within the meaning of Section 409A) to a Participant who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the Participant’s separation from service, or (ii) the Participant’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. In addition, the settlement of any such Award may not be accelerated except to the extent permitted by Section 409A.

SECTION 17. LIMITATION ON PARACHUTE PAYMENTS.

(a)    Scope of Limitation. This Section 17 shall apply to an Award only if the independent auditors most recently selected by the Board or such other independent advisor or consultant selected by the Board or the Committee (the “Advisor”) determine that the after-tax value of such Award to the Participant, taking into account the effect of all federal, state and local income taxes, employment taxes and excise taxes applicable to the Participant (including the excise tax under Section 4999 of the Code) would be greater after the application of this Section 17 than it was before application of this Section 17.

(b)    Basic Rule. In the event that the Advisor determines that any payment or transfer by the Company under the Plan to or for the benefit of a Participant (a “Payment’) would be nondeductible by the Company for federal income tax purposes because of the provisions concerning “excess parachute payments” in Section 280G of the Code, then the aggregate present value of all Payments shall be reduced (but not below zero) to the Reduced Amount. For purposes of this Section 17, the “Reduced Amount” shall be the amount, expressed as a present value, which maximizes the aggregate present value of the Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Code.

(c)    Reduction of Payments. If the Advisor determines that any Payment would be nondeductible by the Company because of Section 280G of the Code, then the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof and of the Reduced Amount, and the Participant may then elect, in such Participant’s sole discretion, which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall advise the Company in writing of such Participant’s election within 10 days of receipt of notice. If no such election is made by the Participant within such 10-day period, then the Company may elect which and how much of the Payments shall be eliminated or reduced (if after such election the aggregate present value of the Payments equals the Reduced Amount) and shall notify the Participant promptly of such election. For purposes of this Section 17, present value shall be determined in accordance with Section 280G(d)(4) of the Code. All determinations made by the Advisor under this Section 17 shall be binding upon the Company and the Participant and shall be made within 60 days of the date when a Payment becomes payable or transferable. As promptly as practicable following such determination and the elections hereunder, the

2024 Special Meeting B-23

Company shall pay or transfer to or for the benefit of the Participant such amounts as are then due to him or her under the Plan and shall promptly pay or transfer to or for the benefit of the Participant in the future such amounts as become due to him or her under the Plan.
(d)    Related Corporations. For purposes of this Section 17, the term “Company” shall include affiliated corporations to the extent determined by the Advisor in accordance with Section 280G(d)(5) of the Code.

SECTION 18. TRANSFERABILITY.

Unless the agreement evidencing an Award (or an amendment thereto authorized by the Committee) expressly provides otherwise, no Award granted under the Plan, nor any interest in such Award, may be sold, assigned, conveyed, gifted, pledged, hypothecated or otherwise transferred in any manner (prior to the vesting and lapse of any and all restrictions applicable to Shares issued under such Award), other than by will or the laws of descent and distribution; provided, however, that an ISO may be transferred or assigned only to the extent consistent with Section 422 of the Code. Any purported assignment, transfer or encumbrance in violation of this Section 18 shall be void and unenforceable against the Company. No Award will be transferred for value.

SECTION 19. PERFORMANCE BASED AWARDS.

The number of Shares, amount of cash or other benefits granted, issued, retainable and/or vested under an Award may be made subject to the attainment of performance goals (a “Performance Based Award”). The Committee may utilize any performance criteria selected by it in its sole discretion to establish performance goals.

SECTION 20. NO EMPLOYMENT RIGHTS.

No provision of the Plan, nor any Award granted under the Plan, shall be construed to give any person any right to become, to be treated as, or to remain an Employee, Consultant or Outside Director. The Company and its Subsidiaries and Affiliates reserve the right to terminate any person’s Service at any time and for any reason, with or without notice.

SECTION 21. DURATION AND AMENDMENTS.

(a)    Term of the Plan. The Plan, as set forth herein, shall come into existence on the date of the Restatement Effective Date. If the Plan is not approved as set forth in this section, this amendment and restatement of the Plan will not become effective, and any Awards granted under the Plan shall be subject to the terms of the Plan as in effect prior to the amendment and restatement. The Board of Directors may suspend or terminate the Plan at any time, provided that no such amendment shall be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to comply. No ISOs may be granted after the tenth anniversary of the earlier of (i) the date the Plan is adopted by the Board of Directors, or (ii) the date the Plan is approved by the stockholders of the Company.
(b)    Right to Amend the Plan. The Board of Directors may amend the Plan at any time and from time to time. Rights and obligations under any Award granted before amendment of the Plan shall not be materially impaired by such amendment, except with the consent of the Participant. An amendment of the Plan shall be subject to the approval of the Company’s stockholders only to the extent required by applicable laws, regulations or rules.

(c)    Effect of Termination. No Awards shall be granted under the Plan after the termination thereof. The termination of the Plan shall not affect Awards previously granted under the Plan.

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SECTION 22. AWARDS TO NON-U.S. PARTICIPANTS.

Awards may be granted to Participants who are non-United States nationals or employed or providing services outside the United States, or both, on such terms and conditions different from those applicable to Awards to Participants who are employed or providing services in the United States as may, in the judgment of the Committee, be necessary or desirable to recognize differences in local law, currency or tax policy or custom. The Committee also may impose conditions on the exercise, vesting or settlement of Awards to minimize the Company’s obligation with respect to tax equalization for Participants on assignments outside their home country.

SECTION 23. CANCELLATION OR CLAWBACK OF AWARDS.

The Committee shall have full authority to implement any policies and procedures necessary to comply with Section 10D of the Exchange Act and any other regulatory regimes, to the extent applicable. Notwithstanding anything to the contrary contained herein, any Awards granted under the Plan (including any amounts or benefits arising from such Awards) shall be subject to any clawback or recoupment arrangements or policies the Company has in place from time to time, including the Concentrix Corporation Compensation Clawback Policy, pursuant to which the Committee may, to the extent permitted by applicable law and stock exchange rules or the applicable Company arrangement or policy, and shall, to the extent required thereunder, cancel or require reimbursement of any Awards granted to a Participant or any Shares issued or cash received upon vesting, exercise or settlement of any such Awards or sale of Shares underlying such Awards.

SECTION 24. GOVERNING LAW.

The Plan and each Award Agreement and all disputes or controversies arising out of or relating to thereto shall be governed by, and construed in accordance with, the internal laws of Delaware as to matters within the scope thereof, and as to all other matters, the internal laws of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of any state.

SECTION 25. SUCCESSORS AND ASSIGNS.

The terms of the Plan shall be binding upon and inure to the benefit of the Company and any successor entity, including any successor entity contemplated by Section 12(c).

SECTION 26. EXECUTION.

To record the adoption of the Plan by the Board of Directors, the Company has caused its authorized officer to execute the same.

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2024 Special Meeting B-25

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VIEW MATERIALS & VOTE

CONCENTRIX CORPORATION 39899 BALENTINE DRIVE, SUITE 235 NEWARK, CA 94560
VOTE BY INTERNET
Before the Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Daylight Time on October 27, 2024 for shares held directly and by 11:59 p.m. Eastern Daylight Time on October 23, 2024 for shares held in the company’s 401(k) Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/CNXC2024SM

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Daylight Time on October 27, 2024 for shares held directly and by 11:59 p.m. Eastern Daylight Time on October 23, 2024 for shares held in the company’s 401(k) Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
CONCENTRIX CORPORATION

The Board of Directors recommends you vote FOR Proposals 1, 2, and 3.
		For	Against	Abstain
1. Approval to amend Article IX of the Company’s Amended and Restated Certificate of Incorporation to remove the 66-2/3% supermajority voting standard required to amend or repeal Articles V, VII, VIII, or IX of the Amended and Restated Certificate of Incorporation.

		For	Against	Abstain
2. Approval to amend the Concentrix Corporation 2020 Stock Incentive Plan, including to (i) increase the number of authorized shares thereunder by 3,000,000 shares and (ii) to remove the evergreen provision, among other amendments.

		For	Against	Abstain
3. Approval to adjourn the Special Meeting to solicit additional proxies, if there are insufficient proxies at the Special Meeting to approve either of the foregoing proposals.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Proxy Statement is available at www.proxyvote.com.
CONCENTRIX CORPORATION Special Meeting of Stockholders October 28, 2024, 10:00 a.m. EDT This proxy is solicited by the Board of Directors

The undersigned hereby revokes all previous proxies, acknowledges the receipt of the Notice of Special Meeting of Stockholders and the Proxy Statement, and appoint(s) Chris Caldwell, Jane Fogarty, and Andre Valentine, or any of them, as proxies, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of CONCENTRIX CORPORATION that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at 10:00 a.m. EDT on October 28, 2024, virtually at www.virtualshareholdermeeting.com/CNXC2024SM, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side